Exhibit 99.1

Appendix 4E and Annual Report

for the Year Ended 31 December 2018

1.         Company Details

Name of entity: Pivotal Systems Corporation

ARBN: 626 346 325

Reporting period: Year ended 31 December 2018

Previous Corresponding Period: Year ended 31 December 2017

2.         Results for Announcement to the Market

	2018	2017	Up/Down
	US$’000	US$’000%
Revenue from ordinary activities	20,328	15,446	Up 32%
Gross Profit	6,130	2,974	Up 106%
Operating Loss	(4,051)	(3,916)	Up 3%
Loss from ordinary activities after tax attributable to members of the parent entity	(66,103)	(9,817)	Up 573%

3.         Review of Operations and Financial Results

Refer to the accompanying Annual Report for the Consolidated Statement of Profit or Loss and Other Comprehensive Income, Consolidated Statement of Financial Position, Consolidated Statement of Changes in Equity, Consolidated Statement of Cash Flows and accompanying notes.

Also refer to the Directors’ Report in the accompanying Annual Report for further details and commentary on the results.

4.         Dividends

No dividends have been paid or are proposed to be paid by Pivotal Systems Corporation for the financial year 2018 (2017: $Nil).

5.         Net Tangible Assets per share:

	2018	2017
Net tangible assets/(liabilities) per share (US$ per share)	0.20	(2.55	)(1)

(1)         Comparative calculated on pre-IPO equity which excludes the conversion of preferred stock and warrants treated as financial liabilities as at 31 December 2017.

6.         Control Gained or Lost Over Entities

The Company incorporated two subsidiaries during the year ended 31 December 2018:

Pivotal SaleCo, Inc. - incorporated in the State of Delaware, USA; and

Pivotal Systems Korea, Limited - incorporated in the Republic of South Korea.

There were no changes in control over entities by Pivotal Systems Corporation or its subsidiaries (“Group”) during the financial year.

7.         Details of Associates and Joint Venture Entities

The Group has no investments in associates or joint ventures during the reporting period.

8.         Accounting Standards

The Annual Report has been compiled using Australian Accounting Standards and Interpretations issued by the Australian Accounting Standards Board (“AASB”).

9.         Audit Status

The Pivotal Systems Corporation Annual Report for the year ended 31 December 2018 has been subject to audit by our external auditors, BDO East Coast Partnership. A copy of the independent audit report to the owners of Pivotal Systems Corporation is included within the Annual Report.

/s/ John Hoffman

John Hoffman (Director)

26 February 2019 (Fremont PST), 27 February 2019 (Sydney AEST)

PIVOTAL SYSTEMS CORPORATION

A DELAWARE CORPORATION

ARBN 626 346 325

ANNUAL FINANCIAL REPORT

FOR THE YEAR ENDED

31 DECEMBER 2018

Table of Contents

Corporate Directory	2

Chairman’s Letter	3

Directors’ Report	4

Consolidated Statement of Profit or Loss and Other Comprehensive Income	14

Consolidated Statement of Financial Position	15

Consolidated Statement of Changes in Equity	16

Consolidated Statement of Cash Flows	17

Notes to the Consolidated Financial Statements	18

Directors’ Declaration	60

Independent Auditor’s Report	61

Additional Shareholder’s Information	65

Corporate Directory

Company

Pivotal Systems Corporation

48389 Fremont Blvd, Suite 100

Fremont CA, 94538 USA

Phone: +1 (510) 770 9125

Fax: +1 (510) 770 9126

Website: www.pivotalsys.com

Directors

John Hoffman	Executive Chairman and Chief Executive Officer
Dr. Joseph Monkowski	Executive Director and Chief Technical Officer
Ryan Benton	Independent Non-Executive Director
Kevin Landis	Non-Executive Director
David Michael	Non-Executive Director
Peter McGregor	Independent Non-Executive Director

Australian Securities Exchange Representative

Naomi Dolmatoff

United States Registered Office

c/o Incorporating Services Ltd

3500 South Dupont Highway

Dover, Delaware 19901 USA

Australian Registered Office

c/o Company Matters Pty Limited

Level 12, 680 George Street

Sydney, NSW 2000 Australia

United States Legal Adviser

Fenwick & West LLP

801 California Street

Mountain View, California 94041 USA

Australian Legal Adviser

Maddocks

Angel Place Level 27

123 Pitt Street

Sydney, NSW 2000 Australia

Share Registry

Link Market Services		American Stock Transfer and Trust Company, LLC
Level 12, 680 George Street		6201, 15th Avenue
Sydney, NSW 2000 Australia		Brooklyn, NY 11219 USA
Telephone:	+61 1300 554 474	Telephone: +1 (718) 921 8386
Facsimile:	+61 2 9287 0303

Securities Exchange Listing

Pivotal Systems Corporation (ASX code: PVS).

Chess Depository Interests (“CDIs”) over shares of the Company’s common stock are quoted on the Australian Securities Exchange. One CDI represents one fully paid share in the Company.

Chairman’s Letter

Dear Fellow Shareholders,

On behalf of the Board of Directors, I am pleased to present our Annual Report for the year ended 31 December 2018, which was marked by significant growth and commercial achievements.

Pivotal Systems’ performance has resulted in notable growth in revenue, which was up 32% to US$20.33 million whilst Gross Profit was up 106% to US$6.82 million. This was fuelled by increasing market shares combined with a number of initiatives we have taken during the year to increase profitability. The Company ended the year with a cash position of US$17.5 million with no debt, and a backlog of confirmed orders awaiting shipment of $US14.3 million. Our strong research and development spending once again enabled the company to take advantage of new opportunities brought forward by our world class customers.

Our advanced flow control technology has enabled the doubling of our business with two strategic device manufacturers (IDMs), as well as the doubling of our market share with two of the leading American process equipment companies (OEMs). We have also begun an ongoing engagement with a leading Japanese OEM that has not only resulted in new orders, it has given a footing in the integration of our technology into the design of their next generation process equipment. The superior technology used on our flagship Gas Flow Controller (GFC) product has also enabled us to develop and introduce a revolutionary Flow Ratio Controller (FRC) product in partnership with a leading Korean IDM. In December, we completed a joint validation project with a renowned Japanese University and a leading Japanese IDM demonstrating the superior performance of the GFC product vs key Japanese competitors.

Simultaneously, the advancement of our new High Flow GFC during the year has been a significant achievement. Customers are realizing the benefits from the speed and accuracy of this product. In its second year, the High Flow GFC has been qualified by a leading American OEM and leading Taiwanese and Korean IDMs while gaining multiple repeat orders. The High Flow GFC also received note in winning Pivotal Systems’ third Red Herring Award for Global Innovation. The robust nature of the GFC hardware platform enables the High Flow GFC the same opportunities for rapid innovation and improvement as the standard GFC.

Pivotal Systems also achieved gross margin performance ahead of our prospectus targets, as we materially reduced costs and manufacturing labour in 2018. Our Korean subsidiary and the new Korea Integration Centre has boosted our capacity to 48,000 units per year with the capability of increasing to 100,000 units per year as we continue to grow our global business.

We are optimistic for our future as we continue to capitalise on opportunities to showcase our superior technology and value proposition. We continue to build on well-established relationships with the industry leaders as we work in unison to solve the exciting challenges the semiconductor industry faces. We constantly strive to improve our existing products while expanding our product portfolio to gain a greater foothold across a very large and constantly evolving global market. Our strategy has been and continues to be, to take market share at the leading edge and strong growth will follow.

On behalf of our Board of Directors, I would like to thank our team around the world who have worked diligently for the success we achieved into 2018 and importantly, for our ongoing success into the future. I would also particularly like to thank our shareholders for their outstanding support of the Company.

Sincerely,

John Hoffman

Executive Chairman and Chief Executive Officer

Pivotal Systems

Directors’ Report

The directors present their report for Pivotal Systems Corporation (“Pivotal” or “Group”) together with the financial statements on the Consolidated Entity (referred to hereafter as the “Consolidated Entity” or “Group”) consisting of the Company and its subsidiaries for the financial year ended 31 December 2018 and the auditor’s report thereon.

DIRECTORS

The following persons were directors of the Company during the whole of the financial year and up to the date of this report, unless otherwise stated:

John Hoffman	Executive Chairman and Chief Executive Officer
Dr. Joseph Monkowski	Executive Director and Chief Technical Officer
Ryan Benton	Independent Non-Executive Director
Kevin Landis	Non-Executive Director
David Michael	Non-Executive Director
Peter McGregor	Independent Non-Executive Director	Appointed 23 August 2018

PRINCIPAL ACTIVITIES

Pivotal designs, develops, manufactures and sells high-performance gas flow controllers. We provide high quality gas flow monitoring and control technology platform for the global semiconductor industry. The Group’s proprietary hardware and software utilizes advanced machine learning to enable preventative diagnostic capability resulting in an order of magnitude increase in fab productivity and capital efficiency for existing and future technology nodes.

The platform includes Pivotal’s Gas Flow Controller (GFC) product lines that offer high-accuracy, real-time monitoring and control of the most critical parameters difficult to control in wafer processing today: Gas Flow and Chamber Condition.

The principal activity of the Group consisted of the development and introduction of new lines of gas flow controllers and increasing sales of existing products for both device manufacturers and equipment companies in the semi-conductor manufacturing industry.

No significant change in the nature of these activities occurred during the financial year.

REVIEW OF OPERATIONS AND FINANCIAL RESULTS

Financial results:

Revenue for the financial year ended 31 December 2018 increased 32% to $20.33 million (2017: $15.45 million) as a result of increased market share, driving more product shipments. During the same period cost of goods sold (COGS) increased only 11% due to expected cost efficiencies and an inventory impairment in the prior year. The Group’s gross profit for FY18 increased 106% to $6.13 million (2017: $2.97 million). The expansion in gross margin was in-part a result of increase of sales to integrated device manufacture (IDM) customers to $7.15 million, which represented 35% of sales in 2018 (2017: $2.78 million, 18% of sales). Furthermore, leveraging Pivotal’s fixed manufacturing overhead in Fremont, and moving manufacturing operations to South Korea helped the Company achieve cost and operational efficiencies.

Total operating expenses for the year increased by 48% to $10.18 million (2017: $6.89 million). This increase is largely due to the incurrence of $0.73 million Initial Public Offer (IPO) costs, increased travel and consulting costs since the commencement of trading as an ASX listed company, as well as planned increases in research and development and sales and marketing costs as the Group scales.

REVIEW OF OPERATIONS AND FINANCIAL RESULTS (CONTINUED)

The $4.05 million operating loss represented an increase of 3% compared to the prior period (2017: $3.92 million).

Net Loss in the current period of $66.10 million (2017: loss of $9.82 million) included $61.98 million loss due to the impact of the fair value remeasurement of financial liabilities prior to conversion to common shares based on the IPO price. These financial liabilities were Preferred Stock, Common Stock Warrants, Series C Preferred Stock Warrants, and Series D Preferred Stock Warrants. Immediately prior to completion of the IPO, all warrants were converted to Group’s shares either for cash or in a cashless exercise (according to warrant terms), and all Preferred Stock was converted to Common Stock or were cancelled for a cash payment via a “sell-down’ transaction.

Key achievements for the period included:

Introduction of the new Flow Ratio Controller (FRC) Product

Pivotal’s newly introduced FRC featured 3 channel control with average channel flow being two (2) liters per minute. The FRC can be configured for either DNET or EtherCat and is compatible with all current and advanced generation original equipment maker (OEM) tool sets. This prototype was launched with live product demonstrations at the Semicon West in San Francisco, California.

Incorporation of Subsidiaries

Pivotal SaleCo, Inc. was incorporated in the State of Delaware, USA on 14 May 2018 for the purpose of facilitating the sell down of certain existing shares held by the shareholders of the parent Company.

On 16 March 2018, Pivotal incorporated a wholly-owned subsidiary in the Republic of South Korea named Pivotal Systems Korea, Limited. This subsidiary will be responsible for administration and logistical operations related to the Korean Compart manufacturing facility.

SIGNIFICANT CHANGES IN THE STATE OF AFFAIRS

On 2 July 2018 AEST, the Company successfully listed its CHESS Depository Interests (CDIs) on the ASX, following the issue of 28,785,008 new CDIs over shares of common stock at an issue price of AU$1.86 per CDI to raise AU$53.5 million (US$39.5 million), which included the sell down of 9,430,169 CDIs owned by existing shareholders.

The capital raised by the IPO will be mainly used to expand operations in Korea, Japan, Taiwan, China and the United States, to invest in research and development, to fund working capital requirements and has partly been used to repay existing debt at the time of the IPO.

There were no other significant changes in the state of affairs of the Group during the financial year.

DIVIDENDS

No dividends were paid during the year ended 31 December 2018 and the Company does not intend to pay any dividends for the year ended 31 December 2018 (2017: $Nil).

PRESENTATION CURRENCY

The functional and presentation currency of the Group is United States Dollars (US Dollars). The financial report is presented in US Dollars with all references to dollars, cents or $’s in these financial statements presented in US currency, unless otherwise stated.

ROUNDING OF AMOUNTS

Unless otherwise stated, amounts in this report have been rounded to the nearest thousand United States Dollars.

JURISDICTION OF INCORPORATION

The Company is incorporated in the State of Delaware, United States of America and is a registered foreign entity in Australia. As a foreign company registered in Australia, the Company is subject to different reporting and regulatory regimes than Australian companies.

DELAWARE LAW, CERTIFICATE OF INCORPORATION AND BYLAWS

As a foreign company registered in Australia, the Company is not subject to Chapters 6, 6A, 6B and 6C of the Corporations Act dealing with the acquisition of shares (including substantial shareholdings and takeovers). Under the provisions of Delaware General Corporation Law (“DGCL”), shares are freely transferable subject to restrictions imposed by US federal or state securities laws, by the Company’s certificate of incorporation or bylaws, or by an agreement signed with the holders of the shares at issue. The Company’s amended and restated certificate of incorporation and bylaws do not impose any specific restrictions on transfer. However, provisions of the DGCL, the Company’s Certificate of Incorporation and the Company’s Bylaws could make it more difficult to acquire the Company by means of a tender offer (takeover), a proxy contest or otherwise, or to remove incumbent officers and Directors of the Company. These provisions could discourage certain types of coercive takeover practices and takeover bids that the Board may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with the Board. The Company believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

MATTERS SUBSEQUENT TO THE END OF THE FINANCIAL YEAR

The new manufacturing facility in South Korea has been audited and approved for operation by major OEM and IDM customers. Operations commenced late January 2019.

No other matter or circumstance has arisen since 31 December 2018 that has significantly affected, or may significantly affect the Group’s operations, the results of those operations, or the Group’s state of affairs in future financial years.

LIKELY DEVELOPMENTS AND EXPECTED RESULTS OF OPERATIONS

The Group’s growth strategy is to continue efforts to aggressively take market share from the traditional players in the GFC industry with the continued introduction of innovative products and to expand our business with our key OEM and IDM customers.

ENVIRONMENTAL REGULATION

The Group is not subject to any significant environmental regulation under United States of America legislation. The Group is committed to the sustainable management of environmental, health, and safety (EHS) concerns as a core business principle. This includes ensuring compliance with all applicable government standards and regulations and providing a safe and healthy workplace, while reducing our environmental footprint. We integrate health, safety, and environmental considerations into all aspects of our business, including product design and services, to provide productive and responsible solutions by:

•                                          Striving for zero accidents through the application of an EHS Management System.

•                                          Implementing pollution prevention control strategies.

•                                          Committing to continual improvement for our customers, Company, and Group’s personnel.

The Board of Directors considers that adequate systems are in place to manage the Group’s obligations and is not aware of any breach of environmental requirements as they relate to the Group.

CORPORATE GOVERNANCE

The Company, as a Delaware incorporated corporation, seeks to achieve substantive compliance with the governance recommendations set out in the ‘Corporate Governance Principles and Recommendations 3rd Edition’, published by the ASX Corporate Governance Council (the ASX Principles). The Company’s Corporate Governance Statement can be viewed at www.pivotalsys.com/investors/. The Corporate Governance Statement sets out the extent to which Pivotal has followed the ASX Corporate Governance Council’s 29 Recommendations during the year ended 31 December 2018.

SHARE OPTIONS

Share options over issued shares in the Company were granted during the financial year. The number of options outstanding as at the date of this reports, and all other movements in share options, are disclosed in Note 20 to the financial statements.

SECURITIES ON ISSUE

The Company has the following securities on issue as at 31 December 2018:

	Common Stock	CDI equivalent
Shares of common stock	110,998,864	110,998,864
Options over shares of common stock	14,771,387	—

INFORMATION ON DIRECTORS

John Hoffman	Executive Chairman and Chief Executive Officer

John Hoffman has over 25 years of global high technology management experience building growth organizations in both the semiconductor and information technology markets.

Prior to joining Pivotal Systems, John was a Senior VP with Spencer Trask Ventures, a New York based venture capital firm. While at Spencer Trask, John was primarily involved in the solar and integrated circuit efforts of the firm. Prior to Spencer Trask, John was the Chief Executive Officer of RagingWire Enterprise Solutions, an Inc 500 fastest growing private company. John reorganized the company and enabled record growth in revenue and profitability during his tenure. Prior to RagingWire, John worked in various general manager roles at Applied Materials for 18 years. He was the President of the billion dollar “Etch Product Business Group”, VP and GM of the Process Control and Diagnostic Business Group and the General Manager of the Customer Service Division which grew by over 300% during his tenure.

Special responsibilities:	Chairman of the Board.

Other directorships:	None

Dr. Joseph Monkowski	Executive Director and Chief Technical Officer

Joseph Monkowski has extensive experience in the semiconductor industry focused on providing process equipment and metrology solutions for next generation device manufacturing.

Prior to joining Pivotal, Monkowski was the SVP of Business Development for Advanced Energy Industries, where he led the company’s M&A strategy to expand its product portfolio and position the company as a market leader in the semiconductor subsystems space. Previously, he held senior executive positions at Pacific Scientific, Photon Dynamics and Lam Research, where he served as EVP and CTO. During his career, Monkowski led efforts to design and build a number of leading CVD and plasma etch systems, winning the R&D 100 award and multiple Semiconductor International Best Product awards. He has authored numerous patents and publications.

Special responsibilities:	None

Other directorships:	None

Ryan Benton	Independent Non-Executive Director

Ryan joined the Board in 2015 bringing over 25 years of finance, operations, and transaction experience. Ryan previously served as CFO of BrainChip Holdings Ltd (ASX: BRN) and CEO and Board Member at Exar Corporation (NYSE: EXAR), which was acquired by MaxLinear Corporation (NASDAQ: MXL) in May 2017. Previous roles included senior and consulting positions at ASM International NV (NASDAQ: ASMI), and eFunds Corporation (NASDAQ: EFDS).

Special responsibilities:	Chairman of the Audit and Risk Management Committee.
Member of the Remuneration and Nomination Committee.

Other directorships:	Executive director of Revasum Inc. (ASX: RVS).

INFORMATION ON DIRECTORS (continued)

Kevin Landis	Non-Executive Director

Kevin joined the Board in 2012 and is the CEO and CIO of Firsthand Capital Management, an investment management firm he founded in 1994. Firsthand Capital Management is the investment adviser to Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC), a publicly traded venture capital fund. Kevin has over two decades of experience in engineering, market research, product management and investing in the technology sector. Kevin is Firsthand’s nominee director to the board of Pivotal Systems Corporation.

Special responsibilities:	Member of the Audit and Risk Management Committee.
Member of the Remuneration and Nomination Committee.

Other directorships:	Non-executive director - Revasum, Inc (ASX: RVS), Hera Systems, Inc.,
IntraOp Medical Corp., QMAT, Inc. and Silicon Genesis Corp. and Wrightspeed, Inc.

David Michael	Non-Executive Director

David Michael is Managing Director at Anzu Partners, an investment partnership which invests in innovative industrial technology companies. In addition to his role at Pivotal Systems, he is also Board member of Nuburu (industrial lasers), Axsun (MEMS-based sensors for medical and industrial uses), and Terapore (nanofiltration membranes for ultrapure water and other applications.

Mr. Michael was formerly Senior Partner and Managing Director of The Boston Consulting Group (BCG), where his career spanned numerous leadership roles across the firm. He formerly led BCG’s Greater China business and their Asia Technology Practice. He served a range of clients in semiconductors, components, hardware, software, and services. He was based for 7 years in Silicon Valley and for 16 years in Greater China. He remains a Senior Advisor to the firm.

Special responsibilities:	Member of the Audit and Risk Management Committee.
Member of the Remuneration and Nomination Committee.

Other directorships:	Non-executive director - Taiwan Cement Corporation (XTAI:1101);
Nuburu, Axsun, and Terapore

Peter McGregor	Independent Non-Executive Director

Peter McGregor was appointed a non-executive director on 23 August 2018 and has over 30 years’ experience in senior finance and management roles, including having been Chief Executive Officer of technology company, Think Holdings, Chief Financial Officer of the ASX50 transport company, Asciano, and a partner in the Investment Banking firm of Goldman Sachs JBWere.

He also spent time as a Managing Director within the Institutional Banking & Markets division of Commonwealth Bank and was Chief Operating Officer of ASX-listed Australian Infrastructure Fund. Peter is an experienced company Director, having served as Chairman of the Port of Geelong and as a Director of Melbourne, Gold Coast and Darwin Airports.

Special responsibilities:	Chairman of the Remuneration and Nomination Committee.
Member of the Audit and Risk Management Committee.

Other directorships:	Non-executive Director - Brisbane Lions Club (Australian Football League);
Nutrano Produce Group Limited

SECURITIES HELD BY DIRECTORS AND KEY MANAGEMENT PERSONNEL

The directors and key management personnel of the Company are shown together with their holdings of common shares and options, held directly or indirectly:

	Common		Common
	Stock	Options	Stock	Options
	Direct		Indirect
John Hoffman	1,441,870	3,348,659	—	—
Dr. Joseph Monkowski	1,445,683	3,339,089	—	—
Ryan Benton	195,000	201,000	—	—
Kevin Landis (1)	—	—	231,535	—
David Michael	—	—	—	—
Peter McGregor	—	—	—	—
Omesh Sharma	1,041,870	2,021,357	—	—
	4,124,423	8,910,105	231,535	—

(1)         Common stock held by Silicon Valley Investor Holdings Pty Ltd, of which Kevin Landis is the majority shareholder.

REMUNERATION REPORT

EXECUTIVE COMPENSATION

This section discusses the principles underlying our policies and decisions with respect to the compensation of our named executive officers, and all material factors relevant to an analysis of these policies and decisions. Our named executive officers for the year ended 31 December 2018 were:

John Hoffman	Executive Chairman, President and Chief Executive Officer;
Dr Joseph Monkowski	Executive Director and Chief Technical Officer; and
Omesh Sharma	Chief Financial Officer.

COMPONENTS OF EXECUTIVE COMPENSATION

The principal components of our executive compensation are base salary, cash bonuses and long-term incentives. Our Remuneration and Nomination Committee considers that each component of executive compensation must be evaluated and determined with reference to competitive market data, individual and corporate performance, our recruiting and retention goals and other information we deem relevant.

Our executive officers are also eligible to participate in our 401(k) retirement plan as well as medical and other benefit plans.

The terms of each named executive officer’s compensation are derived from the employment agreements the Company has entered into with them.

REMUNERATION REPORT (continued)

COMPONENTS OF EXECUTIVE COMPENSATION (continued)

The components of the executive compensation packages for our named executive officers for the year ended 31 December 2018 are as follows:

John Hoffman      Executive Chairman, President and Chief Executive Officer

Mr. Hoffman received a fixed remuneration package of $325,000 and is eligible to participate in various customary employee benefit plans of Pivotal. Pursuant to Mr. Hoffman’s Retention Agreement, dated 11 May, 2018, if Mr. Hoffman is terminated by the Company without cause or if he resigns for good reason and Mr. Hoffman signs a general release of claims in favor of the Company and complies with certain other requirements, the Company must pay Mr. Hoffman severance in an amount equal to twelve months of his base salary, twelve months of health insurance cover and 100% of his annual target bonus for the period in which termination occurs. All of Mr. Hoffman’s unvested Options are subject to acceleration of vesting upon a change of control of the Company, and certain of his Options vest only subject to achievement of specified performance metrics and a time-based vesting schedule.

Dr. Joseph Monkowski       Executive Director and Chief Technical Officer

Dr. Monkowski received a fixed remuneration package of $275,000 and is eligible to participate in various customary employee benefit plans of Pivotal. Pursuant to Dr. Monkowski’s Retention Agreement, dated 11 May, 2018, if Dr. Monkowski is terminated by the Company without cause or if he resigns for good reason and Mr. Hoffman signs a general release of claims in favor of the Company and complies with certain other requirements, the Company must pay Dr. Monkowski severance in an amount equal to twelve months of his base salary, twelve months of health insurance cover and 100% of his annual target bonus for the period in which termination occurs. All of Dr. Monkowski’s unvested Options are subject to acceleration of vesting upon a change of control of the Company, and certain of his Options vest only subject to achievement of specified performance metrics and a time-based vesting schedule.

Omesh Sharma                           Chief Financial Officer

Mr. Sharma received a fixed remuneration package of $255,000 and is eligible to participate in various customary employee benefit plans of Pivotal. Pursuant to Mr. Sharma’s Retention Agreement, dated 11 May, 2018, if Mr. Sharma is terminated by the Company without cause or if he resigns for good reason and Mr. Sharma signs a general release of claims in favor of the Company and complies with certain other requirements, the Company must pay Mr. Sharma severance in an amount equal to twelve months of his base salary, twelve months of health insurance cover and 100% of his annual target bonus for the period in which termination occurs. All of Mr. Sharma’s unvested Options are subject to acceleration of vesting upon a change of control of the Company, and certain of his Options vest only subject to achievement of specified performance metrics and a time-based vesting schedule.

REMUNERATION REPORT (continued)

NON-EXECUTIVE COMPENSATION

The Board is responsible for determining and reviewing compensation arrangements for each non-executive director. The non-executive directors for the year ended 31 December 2018 were as follows:

Ryan Benton

Kevin Landis

David Michael

Peter McGregor

The Company has entered into a non-executive director agreement with Mr. Benton whereby he is entitled to receive US$80,000 per annum for his role as a non-executive director, and a further US$20,000 per annum as chair of the Audit and Risk Committee.

The Company has also entered into a non-executive director agreement with Mr. McGregor whereby he is entitled to receive AU$80,000 per annum as a non-executive director, and a further AU$20,000 per annum as chair of the Remuneration and Nomination Committee.

Mr. Landis and Mr. Michael do not receive compensation for their services as a non-executive director.

REMUNERATION TABLE

Remuneration earned by key management personnel during the year is summarized as follows:

			401k &
	Salary and	Cash bonus	other	Share based
	fees	(3)	benefits	payment	Total
2018	US$	US$	US$	US$	US$
John Hoffman	325,000	—	45,613	10,379	380,992
Joseph Monkowski	275,000	—	38,171	10,379	323,550
Ryan Benton (1)	50,000	—	—	14,119	64,119
Kevin Landis	—	—	—	—	—
David Michael	—	—	—	—	—
Peter McGregor (2)	23,975	—	—	—	23,975
Omesh Sharma	255,000	—	45,510	6,919	307,429
	928,975	—	129,294	41,796	1,100,065

(1)         Mr Benton receives non-executive director fees of US$80,000 and US$20,000 as Chairman of the Audit and Risk Management Committee. Fees earned during the year totaled $50,000.

(2)         Mr McGregor receives non-executive fees as an Australian resident non-executive director of AU$80,000, and AU$20,000 as Chairman of the Remuneration and Nomination Committee, effective from his appointment date of 23 August 2018. Fees earned during the year totaled US$23,975.

(3)   No cash bonuses were awarded during the current year.

MEETINGS ATTENDED BY BOARD

The number of meetings of directors (including meetings of committees of directors) held during the year and the number of meetings attended by each director was as follows:

			Audit & Risk
	Board of		Management		Remuneration &
	Directors		Committee		Nomination Committee
	Eligible	Attendance	Eligible	Attendance	Eligible	Attendance
John Hoffman	17	17	—	—	—	—
Joseph Monkowski	16	16	—	—	—	—
Ryan Benton	17	17	3	3	2	2
Kevin Landis	17	17	3	3	2	2
David Michael	17	17	3	3	2	2
Peter McGregor	3	3	2	2	2	2

INDEMNITY AND INSURANCE OF DIRECTORS AND OFFICERS

The Company has indemnified directors and executive of the Company for costs incurred, in their capacity as a director or officer, for which they may be held personally liable, except where there is a lack of good faith.

INDEMNITY AND INSURANCE OF AUDITOR

The Company has not, during or since the end of the financial year, indemnified or agreed to indemnify the auditor of the Company or any related entity against a liability incurred by the auditor.

During the financial year, the Company has not paid a premium in respect of a contract to insure the auditor of the Company or any related entity.

NON-AUDIT SERVICES

Details of amounts paid or payable to the auditor for non-audit services provided during the year are outlined in Note 27 to the financial statements:

PROCEEDINGS ON BEHALF OF THE COMPANY

No proceedings have been brought or intervened in on behalf of the Company.

On behalf of the directors

/s/ John Hoffman
John Hoffman
Director and Chief Executive Officer

26 February 2019 (Fremont PST), 27 February 2019 (Sydney AEST)

Consolidated Statement of Profit or Loss and Other Comprehensive Income

For the year ended 31 December 2018

		2018	2017
	Note	US$’000	US$’000

Revenue	2	20,328	15,446

Cost of goods sold		(14,198)	(12,472)
Gross profit		6,130	2,974
Gross margin		30.2%	19.3%

Expenses
Research & development	3	(3,139)	(2,451)
Selling & marketing	3	(3,175)	(2,650)
General & administrative	3	(3,867)	(1,789)
Total expenses		(10,181)	(6,890)
Operating loss		(4,051)	(3,916)

Finance income	3	76	—
Finance expenses - interest paid	3	(152)	(81)
Other expenses	3	(61,976)	(5,820)
Net loss before income tax expense		(66,103)	(9,817)

Income tax expense	4	—	—
Net loss for the year		(66,103)	(9,817)

Other comprehensive income
Other comprehensive income for the year, net of tax		—	—
Total comprehensive loss for the year attributable to the members of Pivotal Systems Corporation		(66,103)	(9,817)

Loss per share attributable to the members of Pivotal Systems Corporation

Basic and diluted loss per share ($ per share)	5	(1.04)	(0.66)

The above consolidated statement of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes.

Consolidated Statement of Financial Position

As at 31 December 2018

		2018	2017
	Note	US$’000	US$’000
Assets
Current assets
Cash and cash equivalents	7	17,489	1,148
Trade and other receivables	8	3,870	2,563
Inventories	9	6,347	4,687
Other assets	10	334	119
Total current assets		28,040	8,517
Non-current assets
Property, plant and equipment	11	302	341
Intangible assets	12	9,078	8,349
Other assets		9	9
Total non-current assets		9,389	8,699
Total assets		37,429	17,216

Liabilities
Current liabilities
Trade and other payables	13	5,336	4,392
Employee benefits	14	423	341
Provisions	15	110	459
Borrowings	16	—	3,008
Financial liabilities	17	—	39,009
Total current liabilities		5,869	47,209
Total liabilities		5,869	47,209

Net assets/(liabilities)		31,560	(29,993)

Contributed equity	18	170,818	43,263
Reserves	20	1,280	1,179
Accumulated losses		(140,538)	(74,435)

Total equity		31,560	(29,993)

The above consolidated statement of financial position should be read in conjunction with the accompanying notes.

Consolidated Statement of Changes in Equity

For the year ended 31 December 2018

	Contributed		Accumulated
	equity	Reserves	losses	Total equity
	US$’000	US$’000	US$’000	US$’000

Balance at 1 January 2017	42,405	1,135	(64,618)	(21,078)
Loss after income tax expense for the year	—	—	(9,817)	(9,817)
Other comprehensive loss for the year, net of tax	—	—	—	—
Total comprehensive loss for the year	—	—	(9,817)	(9,817)
Transactions with owners in their capacity as owners:
Shares issued (note 18)	858	—	—	858
Share-based payments (note 20)	—	44	—	44
Balance at 31 December 2017	43,263	1,179	(74,435)	(29,993)

Balance at 1 January 2018	43,263	1,179	(74,435)	(29,993)
Loss after income tax expense for the year	—	—	(66,103)	(66,103)
Other comprehensive loss for the year, net of tax	—	—	—	—
Total comprehensive loss for the year	—	—	(66,103)	(66,103)
Transactions with owners in their capacity as owners:
Shares issued on conversion of preferred
stock and warrants, net of cost (note 18)	102,730	—	—	102,730
Issue of listed ordinary share capital (note 18)	26,586	—	—	26,586
Share issue costs	(1,761)	—	—	(1,761)
Share-based payments (note 20)	—	101	—	101
Balance at 31 December 2018	170,818	1,280	(140,538)	31,560

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

Consolidated Statement of Cash Flows

For the year ended 31 December 2018

		2018	2017
	Note	US$’000	US$’000
Cash flows used in operating activities
Receipts from customers		19,321	15,884
Payments to suppliers and employees		(22,587)	(16,675)
Interest paid		(152)	(81)
Payment related to the exercise of put option of warrants related to debt discount		(315)	—

Net cash used in operating activities	7	(3,733)	(872)

Cash flows used in investing activities
Payments for property, plant and equipment		(288)	(385)
Payments for capitalized development expenses		(3,478)	(3,066)
Net cash used in investing activities		(3,766)	(3,451)

Cash flows from financing activities
Proceeds from the issue of common stock		39,540	—
Payment to selling shareholders, net of costs		(12,954)	—
Payment of share issue costs	18	(1,761)	—
Proceeds from the issue of preferred stock		2,000	—
Proceeds from the exercise of options	18	61	31
Proceeds from the exercise of warrants		1	255
Proceeds from bank loans	16	1,917	3,425
Repayment of bank loans	16	(4,925)	(2,898)
Transaction costs related to the loans and borrowings		(120)	—
Net cash from financing activities		23,759	813

Net increase in cash and cash equivalents		16,260	(3,510)
Cash and cash equivalents at the beginning of the financial year		1,148	4,658
Net effect of foreign exchange		81	—

Cash and cash equivalents at the end of the year	7	17,489	1,148

The above consolidated statement of cash flows should be read in conjunction with the accompanying notes.

Notes to the Consolidated Financial Statements

Note 1. Significant accounting policies

The principal accounting policies adopted in the preparation of the consolidated financial statements are set out either in the respective notes or below. These policies have been consistently applied to all the periods presented, unless otherwise stated. The financial statements are for the Group including Pivotal Systems Corporation and its subsidiaries, referred to as “Pivotal”, “Company” or “Group”.

Basis of preparation

These general purpose financial statements have been prepared in accordance with Australian Accounting Standards and Interpretations issued by the Australian Accounting Standards Board (“AASB”). The financial statements comprise the consolidated financial statements of the Group which is a for-profit entity for financial reporting purposes under Australian Accounting Standards.

Historical cost convention

The consolidated financial statements, except for the cash flow information, have been prepared on an accrual basis and are based on historical costs, modified, where applicable, by the measurement at fair value of selected non-current assets, financial assets and financial liabilities.

Critical accounting estimates

The preparation of the consolidated financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements, are disclosed throughout the financial statements.

Basis of consolidation

The consolidated financial statements comprise the financial statements of the Group as at the end of the reporting period. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if and only if the Group has:

•                  Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee)

•                  Exposure, or rights, to variable returns from its involvement with the investee, and

•                  The ability to use its power over the investee to affect its returns

When the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•                  The contractual arrangement with the other vote holders of the investee

•                  Rights arising from other contractual arrangements

•                  The Group’s voting rights and potential voting rights

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the statement of profit and loss and other comprehensive income from the date the Group gains control until the date the Group ceases to control the subsidiary.

Notes to the Consolidated Financial Statements

Note 1. Significant accounting policies (continued)

Basis of consolidation (continued)

Profit or loss and each component of other comprehensive income are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group’s accounting policies. All intra-Group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

Rounding of amounts

Amounts in this report have been rounded off to the nearest thousand United States dollars unless otherwise stated.

Functional currency

The financial statements are presented in US dollars, which is the functional and presentational currency of the Group. There has been no change in the functional and presentational currency of the Group.

Foreign currency transactions

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the year-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items held at fair value are reported at the exchange rate at the date when the fair values were determined.

Exchange differences arising on the translation of monetary items are recognized in profit or loss.

Exchange differences arising on the translation of non-monetary items are recognized directly in other comprehensive income to the extent that the underlying gain or loss is directly recognized in other comprehensive income; otherwise the exchange difference is recognized in profit or loss.

Current and non-current classification

Assets and liabilities are presented in the statement of financial position based on current and non-current classification.

An asset is current when it is expected to be realized or intended to be sold or consumed in normal operating cycle; it is held primarily for the purpose of trading; it is expected to be realized within 12 months after the reporting period; or the asset is cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least 12 months after the reporting period. All other assets are classified as non-current.

A liability is current when it is expected to be settled in normal operating cycle; it is held primarily for the purpose of trading; it is due to be settled within 12 months after the reporting period; or there is no unconditional right to defer the settlement of the liability for at least 12 months after the reporting period. All other liabilities are classified as non-current.

Deferred tax assets and liabilities are always classified as non-current.

Notes to the Consolidated Financial Statements

Note 1. Significant accounting policies (continued)

New, revised or amended Accounting Standards and Interpretations adopted

The Group has adopted all of the new, revised or amended Accounting Standards and Interpretations issued by the Australian Accounting Standards Board (‘AASB’) and the International Financial Reporting Interpretations Committee (IFRIC) that are relevant to its operations and effective for the year commencing 1 January 2018. There has been no material impact on the financial statements of the Group. The nature and effect of these changes are disclosed below.

AASB 15 Revenue from Contracts with customers

AASB 15 supersedes AASB 118 Revenue and related Interpretations and it applies to all revenue arising from contracts with customers, unless those contracts are in the scope of other standards. The new standard establishes a five-step model to account for revenue arising from contracts with customers. Under AASB 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer.

The standard requires entities to exercise judgement, taking into consideration all of the relevant facts and circumstances when applying each step of the model to contracts with their customers. The standard also specifies the accounting for the incremental costs of obtaining a contract and the costs directly related to fulfilling a contract.

Effective January 1, 2018, the Group adopted AASB 15 using the full retrospective method of adoption. The Group determined there was no material financial effect of adopting AASB 15 and no adjustment has been noted.

The Group has disaggregated revenue recognized from contracts with customers into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. Refer to Note 2 for the disclosure on disaggregated revenue.

AASB 9 Financial Instruments

AASB 9 Financial Instruments replaces AASB 139 Financial Instruments: Recognition and Measurement for annual periods beginning on or after 1 January 2018, bringing together all three aspects of the accounting for financial instruments: classification and measurement; impairment; and hedge accounting.

AASB 9 sets out requirements for recognizing and measuring financial assets, financial liabilities and some contracts to buy or sell non-financial items. The Group has adopted AASB 9 retrospectively in accordance with the standard; changes in accounting policies resulting from the adoption of AASB 9 did not have a material impact on the Group’s consolidated financial statements.

AASB 9 largely retains the existing requirements of AASB 139 for the classification and measurement of financial liabilities, however, it eliminates the previous AASB 139 categories for financial assets held to maturity, receivables and available for sale. Under AASB 9, on initial recognition a financial asset is classified as measured at:

Notes to the Consolidated Financial Statements

Note 1. Significant accounting policies (continued)

•                  Amortized cost;

•                  Fair Value through Other Comprehensive Income (“FVOCI”) - debt investment;

•                  FVOCI - equity investment; or

•                  Fair Value through Profit or Loss (“FVTPL”)

The classification of financial assets under AASB 9 is generally based on the business model in which a financial asset is managed and its contractual cash flow characteristics. A financial asset (unless it is a trade receivable without a significant financing component that is initially measured at the transaction price) is initially measured at fair value plus, for an item not at FVTPL, transaction costs that are directly attributable to its acquisition. For financial assets measured at amortized cost, these assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses.

Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.

As of 31 December 2018, the Group’s financial instruments consist of cash and cash equivalents, trade and other receivables and trade and other payables.

Cash and cash equivalents and trade and other receivables previously designated as loans and receivables under AASB 139 are now classified as amortized cost under AASB 9. The trade and other payables are designated as other financial liabilities, which are measured at amortized cost.

The Group’s preferred shares and warrant liabilities, designated at fair value through profit or loss, were converted to common stock on 2 July 2018. The financial effect of fair value remeasurement prior to conversion is reflected in the statement of profit or loss and other comprehensive income.

The cash and cash equivalents, trade and other receivables, trade and other payables approximate their fair value due to their short-term nature.

The Group classified the fair value of the financial instruments according to the following fair value hierarchy based on the amount of observable inputs used to value the instruments:

The three levels of the fair value hierarchy are:

•                  Level 1 - Values based on unadjusted quoted prices available in active markets for identical assets or liabilities as of the reporting date.

•                  Level 2 - Values based on inputs, including quoted prices, time value and volatility factors, which can be substantially observed or corroborated in the marketplace. Prices in Level 2 are either directly or indirectly observable as of the reporting date.

•                  Level 3 - Values based on prices or valuation techniques that are not based on observable market data.

Impairment of financial assets

AASB 9 replaces the ‘incurred loss’ model in AASB 139 with an ‘expected credit loss’ (“ECL”) model. The new impairment model is applied to financial assets measured at amortized cost, contract assets and debt investments at Fair Value Through Other Comprehensive Income (“FVOCI”), but not to investments in equity instruments.

Notes to the Consolidated Financial Statements

Note 1. Significant accounting policies (continued)

Under AASB 9, loss allowances are measured on either of the following bases:

•                  12-month ECLs: these are ECLs that result from possible default events within the 12 months after the reporting date; and

•                  Lifetime ECL: these are ECLs that result from all possible default events over the expected life of a financial instrument.

ECLs are probability-weighted estimates of credit losses. Credit losses are measured at the present value of all cash shortfalls (I.e. the difference between the cash flows due to the Group in accordance with the contract and the cash flows that the Group expects to receive). ECLs are discounted at the effective interest rate of the financial asset.

The Group has adopted a simplified approach for trade receivables on the initial transaction date (1 January 2018) with an amount equal to the full ECL to be recognized. As the ECL assessment has resulted in an immaterial credit loss, no impairment allowance has been recognized by the Group.

New standards and interpretations not yet adopted

Certain new accounting standards and interpretations have been published that are not mandatory for 31 December 2018 reporting periods and have not been early adopted by the Group. The Group’s assessment of the impact of these new standards and interpretations is set out below.

AABS 16 Leases: This standard will primarily affect the accounting by lessees and will result in the recognition of almost all leases on the balance sheet. The standard removes the current distinction between operating and financing leases and requires recognition of an asset (the right to use the leased item) and a financial liability to pay rentals for almost all lease contracts. Based on Pivotal’s assessment, the Group does not expect a material impact on the Group’s assets and liabilities when the standard is adopted.

Note 2. Revenue from contracts with customers

	2018	2017
	US$’000	US$’000

Product revenue	20,371	15,504
Provision for sales returns	(43)	(58)
Net revenue from contracts with customers	20,328	15,446

The following table reflects net revenue by type of customer:

	2018	2017
	US$’000	US$’000

Integrated device manufacturer (IDM)	7,150	2,780
Original equipment manufacturer (OEM)	13,178	12,666
Net revenue from contracts with customers	20,328	15,446

Notes to the Consolidated Financial Statements

Note 2. Revenue from contracts with customers (continued)

Accounting policy for revenue recognition

The Group earns revenue from contracts with customers, primarily through the design, development, manufacture and sale of gas flow controllers. Our contracts are priced based on the specific negotiations with each customer.

Pivotal accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.

Pivotal recognizes revenue from product sales when the customer obtains control of the Group’s product, which occurs at a point in time, typically upon delivery to the customer. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues. The Group expenses incremental costs of obtaining a contract as and when incurred because the expected amortization period of the asset that the Group would have recognized is one year or less.

Revenues from product sales are recorded at the net sales price (transaction price), which includes estimates of variable consideration for which reserves are established and which result from discounts, returns, and other allowances that are offered within contracts between the Group and its customers.

Revenue is disaggregated by type of customer and by geography as we believe it best depicts how the nature, amount, timing, and uncertainty of our revenue and cash flows are affected by economic factors. Revenues by geography are based on the shipping address of the customer. Refer to Note 6 Operating segment for revenue by geography.

The timing of revenue recognition may differ from the time of billing to the customers. Generally, the payment terms of the Group’s offerings range from 30 to 90 days of the invoice date. Receivables primarily relate to the Groups right to consideration for performance obligations completed and billed at the reporting date for which Pivotal has an unconditional right to consideration before it invoices the customer. Such amounts are commonly referred to as trade receivables. Refer to Note 8 Current assets - trade and other receivables. When another party is involved in the provision of goods or services to a customer, Pivotal is generally the principal in its transactions and therefore reports gross revenue based on the billed amounts to its customers.

Contract liabilities consist of advance consideration received from customers and billings in excess of revenue recognized and deferred revenue, which precede the Group’s satisfaction of the associated performance obligation(s). The Group’s contract liabilities primarily result from customer payments received upfront for performance obligations that are satisfied at a point in time. Contract liabilities are recognized as revenue when the goods are delivered to our customer. The Group does not have contract liabilities as of December 31, 2018, and December 31, 2017.

Due to the relationship between the Group’s performance and the customer’s payment, Pivotal typically does not have conditional rights to consideration in exchange for goods or services transferred to a customer. Generally, Pivotal has the right to bill the customer as goods are delivered and services are provided, which results in the Group’s right to payment being unconditional. Therefore, our balance sheet does not present contract assets.

Due to the nature of the product, each contract with a customer has distinct performance obligations that are capable of being distinct on their own and within the context of the contract. Additionally, based on the contract terms, which generally include performance obligations subject to cancellation terms, the Group does not have material unsatisfied performance obligations as of December 31, 2018 (2017: Nil).

Notes to the Consolidated Financial Statements

Note 2. Revenue from contracts with customers (continued)

Determination of transaction price

Transaction price includes estimates of variable consideration which may result from discounts, returns and other allowances for which reserves are established. When applicable, these reserves are based on the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable. Where appropriate, these estimates take into consideration a range of possible outcomes that are probability-weighted for relevant factors such as Pivotal’s historical experience, current contractual and statutory requirements, specific known market events and trends, industry data and forecasted customer buying and payment patterns. The amount of variable consideration that is included in the transaction price may be constrained and is included in the net sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period. Actual amounts of consideration ultimately received may differ from the Group’s estimates. If actual results in the future vary from the Group’s estimates, Pivotal will adjust these estimates, which would affect net product revenue and earnings in the period such variances become known.

Notes to the Consolidated Financial Statements

Note 3. Expenses

Net Loss before income tax includes the following specific expenses:

	2018	2017
	US$’000	US$’000
Research & development
Amortization of capitalized development costs (Note 12)	2,799	2,451
Salary and benefits	250	—
Other	90	—
	3,139	2,451
Selling & marketing
Salary and benefits	787	765
Commissions and bonuses	1,451	1,063
Travel and outside services	499	549
Other	438	273
	3,175	2,650
General & administrative
Salary and benefits	1,213	921
Travel and outside services	1,397	447
IPO costs	725	—
Other	532	421
	3,867	1,789
Other expenses and income
Finance income
Foreign exchange gains	76	—
Finance expense
Interest expense	152	81
Other expenses
Loss from financial liabilities measured at fair value through the profit or loss	61,976	5,820

Accounting policy for expenses

Research costs

Expenditure on research activities, undertaken with the prospect of obtaining new technical knowledge and understanding, is recognized in the statement of profit or loss and other comprehensive income as an expense when it is incurred.

Other expenses

Other expenses classified according to their function, as selling & marketing or general & administrative, include expenses mainly related with facilities, materials, depreciation, and share-based payment transactions.

Notes to the Consolidated Financial Statements

Note 3. Expenses (continued)

Contract costs

Contract costs are mainly comprised with commissions paid for the initial contract with a customer and for contract renewals and are classified as selling and marketing expenses in the consolidated statement of profit or loss and other comprehensive income. Renewal commissions are considered to be commensurate with the initial contract commissions. As a result, Pivotal amortizes the commission costs, for a new contract or a contract renewal, over the initial contract term, which is less than a year. Additionally, Pivotal applies the practical expedient of expensing sales commissions as incurred considering that the amortization period is one year or less.

Note 4. Income tax expense

	2018	2017
	US$’000	US$’000
Deferred tax	—	—
Current tax	—	—
Aggregate income tax expense	—	—

Effective tax rate:
Net Loss before income tax expense	(66,103)	(9,817)

Tax at the statutory tax rate of 21% (2017: 34%)	(13,882)	(3,338)

Tax effect amounts which are not deductible/(taxable) in calculating taxable income:
Temporary differences	(166)	(293)
Permanent differences	24	12
Disallowable expenses	12,899	1,979
Unutilized losses carried forward	1,125	1,886
Effect on unutilized losses of future reduction in tax rate to 21%	—	(246)
Income tax expense	—	—

Based on historical losses and the expectation of future losses, management cannot conclude that it is more likely than not that the net deferred tax assets will be fully realizable. Accordingly, the Group has provided a full valuation allowance against its net deferred tax assets for the financial years ended 31 December 2018 and 31 December 2017.

As of 31 December 2018, the Group had federal and state net operating loss carry forwards of approximately $29.8 million and $4.8 million (2017: $27.8 million and $4.5 million), respectively, available to reduce future taxable income, if any. The net operating loss carry forwards will expire beginning 2032 through 2037 for both federal and California income tax purposes. Beginning in 2018 Federal net operating losses are carried forward indefinitely.

As of 31 December 2018, the Group had federal and state research credit carry forwards of $0.4 million (2017: $Nil) and $1.0 million (2017: $0.7 million). Federal tax credits begin to expire in 2037. The state tax credits have no expiration date.

Notes to the Consolidated Financial Statements

Note 4. Income tax expense (continued)

Utilization of the net operating loss carry forwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Accounting policy for Income tax

The income tax expense for the year comprises current income tax expenses and deferred tax expenses.

Current income tax expense charged to the profit or loss in the tax payable on taxable income for the current period. Current tax liabilities are measured as the amounts expected to be paid to the relevant tax authority using the tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period.

Deferred income tax expense reflects movements in deferred tax asset and deferred tax liability balances during the year as well as unused tax losses.

Deferred tax assets and liabilities are calculated at the tax rates that are expected to apply to the period when the asset is realized, or the liability is settled, and their measurement also reflects the manner in which management expects to recover or settle the carrying amount of the related asset or liability.

Deferred tax assets relating to temporary differences and unused tax losses are only recognized to the extent that it is probably that future taxable profit will be available against which the benefits of the deferred tax asset can be utilized.

Deferred tax assets and liabilities are offset only where there is a legally enforceable right to offset current tax assets against current tax liabilities and deferred tax assets against deferred tax liabilities; and they relate to the same taxable authority on either the same taxable entity or different taxable entities which intend to settle simultaneously.

Critical accounting judgements, estimates and assumptions

The Group is subject to income taxes in the jurisdictions in which it operates. Significant judgement is required in determining the provision for income tax. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The Group recognizes liabilities for anticipated tax audit issues based on the Group’s current understanding of the tax law. Where the final tax outcome of these matters is different from the carrying amounts, such differences will impact the current and deferred tax provisions in the period in which such determination is made.

Notes to the Consolidated Financial Statements

Note 5. Net loss per share

Basic net loss per share has been computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is calculated by dividing net loss by the weighted-average number of shares of common stock and potential dilutive securities outstanding during the period.

Because the Group is in a net loss position, diluted net loss per share excludes the effects of common stock equivalents consisting of stock options, preferred shares and warrants, which are all anti-dilutive. The total number of shares subject to stock options (2017: options, preferred shares and warrants) were excluded from consideration in the calculation of diluted net loss per share.

	2018	2017
	US$’000	US$’000
Net loss attributable to ordinary equity holders of Pivotal Systems Corporation used in calculating basic and diluted loss per share:	(66,103)	(9,817)

	Number	Number
Weighted average number of ordinary shares for basic loss per share	63,574,081	14,827,961
Effect of dilution of share options, preferred stock and warrants	—	—
Weighted average number of ordinary shares adjusted for the effect of dilution	63,574,081	14,827,961

	$ per share	$ per share
Basic and diluted loss per share	(1.04)	(0.66)

Notes to the Consolidated Financial Statements

Note 6. Operating segments

For operating purposes, the Group is organized into one main operating segment, focused on the technological design, development, manufacture and sale of high-performance gas flow controllers.

All the activities of the Group are interrelated, and each activity is dependent on the others. Accordingly, all significant operating disclosures are based upon analysis of the Group as one segment. The financial results from this segment are equivalent to the financial statements of the Group as a whole.

Pivotal Systems Corporation derives all of the revenue of the Group and maintains the majority of the assets in the United States.

Geographically, the Group has the following revenue information based on the location of its customers:

	2018	2017
	US$’000	US$’000
Asia	15,540	10,296
North America	4,788	5,150
	20,328	15,446

The following customers accounted for more than 10% of revenues:
Customer A	47%	46%
Customer B	34%	17%
Customer C	15%	33%
	96%	96%

Note 7. Current assets - cash and cash equivalents

	2018	2017
	US$’000	US$’000

Cash at bank	17,489	1,148
	17,489	1,148

There are no restrictions or limitations on the use of cash and cash equivalents.

Accounting policy for cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of three months or less or that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

Notes to the Consolidated Financial Statements

Note 7. Current assets - cash and cash equivalents (continued)

Reconciliation of Cash Outflow from Operating Activities with Net Loss for the year

	2018	2017
	US$’000	US$’000

Loss for the year	(66,103)	(9,817)
Depreciation expense	342	136
Amortization expense	2,818	2,471
Share based payment expense reported as operating activities	70	44
Fair value remeasurement of financial liabilities	61,976	5,820
Put option reported as operating activity	(315)	—
Interest paid reported as financing activity	120	—
Foreign exchange gain	(81)	—
Change in operating assets and liabilities
(Increase)/decrease in trade and other receivables	(1,307)	439
Increase in inventories	(1,660)	(1,832)
Increase in other current assets	(215)	(26)
Increase in trade and other payables	889	1,656
Increase in employee benefits	82	76
(Decrease)/increase in provisions	(349)	161
Net Cash Outflow from operating activities	(3,733)	(872)

Non-cash transactions:

Non-cash Financing activities in the Consolidated Statement of Cashflows includes $102.14 million relating to the conversion of preferred shares and warrants into common stock as a result of the Group’s Initial Public Offering. Refer Note 17: Financial Liabilities.

Note 8. Current assets - trade and other receivables

	2018	2017
	US$’000	US$’000

Trade receivables	3,570	2,563
Other receivables	300	—
	3,870	2,563

Accounting policy for trade and other receivables

Trade receivables are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method, less any provision for impairment. Trade receivables generally have 30 to 90-day payment terms.

Notes to the Consolidated Financial Statements

Note 8. Current assets - trade and other receivables (continued)

Collectability of trade receivables is reviewed on an ongoing basis in accordance with the expected credit loss (“ECL”) model.

The ECL assessment completed by the Group as at 31 December 2018 has resulted in an immaterial credit loss and no impairment allowance has been recognized by the Group (2017: $Nil).

Note 9. Current assets - inventories

	2018	2017
	US$’000	US$’000

Raw materials	5,187	1,488
Work in progress	845	915
Finished goods	804	2,584
Inventories - gross	6,836	4,987
Less: Provision for impairment	(489)	(300)
Inventories - net	6,347	4,687

The prior year comparative includes $0.61 million write off to cost of goods sold resulting from the supply of faulty units and provision variances. There were no write offs noted for the 2018 financial year.

Accounting policy for inventories

Raw materials, work in progress and finished goods are stated at the lower of cost and net realizable value on a ‘first in first out’ basis. Cost comprises of direct materials and delivery costs, direct labor, import duties and other taxes, an appropriate proportion of variable and fixed overhead expenditure based on normal operating capacity. Costs of purchased inventory are determined after deducting rebates and discounts received or receivable.

The Group’s inventories are concentrated in high-technology parts and components that may be specialized in nature or subject to rapid technological obsolescence. These factors are considered in estimating required reserves to state inventories at the lower of cost or net realizable value.

Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Critical accounting judgements, estimates and assumptions

The provision for impairment of inventories assessment requires a degree of estimation and judgement. The level of the provision is assessed by taking into account the recent sales experience, the ageing of inventories and other factors that affect inventory obsolescence.

Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer are accounted for as a fulfillment cost and are in included in cost of goods sold.

Notes to the Consolidated Financial Statements

Note 10. Current assets - other assets

	2018	2017
	US$’000	US$’000

Prepaid expenses	325	109
Other assets	9	10
	334	119

Note 11. Non-current assets - property, plant and equipment

	2018	2017
	US$’000	US$’000

Leasehold improvements - at cost	31	11
Less: Accumulated depreciation	(13)	(11)
Net book value leasehold improvements	18	—

Plant and equipment - at cost	1,553	1,353
Less: Accumulated depreciation	(1,269)	(1,012)
Net book value plant and equipment	284	341

Net book value property, plant and equipment	302	341

	Leasehold	Plant &
	improvements	equipment	Total
	US$’000	US$’000	US$’000

Balance at 1 January 2017	—	125	125

Additions	—	385	385
Depreciation expense	—	(169)	(169)
Balance at 31 December 2017	—	341	341
Additions	20	323	343
Cost of assets impaired	—	(123)	(123)
Accumulated depreciation of assets impaired	—	120	120
Depreciation expense	(2)	(377)	(379)
Balance at 31 December 2018	18	284	302

Notes to the Consolidated Financial Statements

Note 11. Non-current assets - property, plant and equipment (continued)

	2018	2017
Reconciliation of depreciation expense	US$’000	US$’000
Depreciation allocated to capitalized development costs	37	33
Depreciation expensed to research & development costs	4	—
Depreciation expensed to selling & marketing	4	2
Depreciation expensed to general & administrative	15	33
Depreciation expensed to cost of goods sold	319	101
Total depreciation expense	379	169

Accounting policy for property, plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and any accumulated impairment losses. Cost includes expenditure that is directly attributable to the acquisition of the items. Subsequent costs are included in the assets carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably.

Plant and equipment are depreciated, and leasehold improvements are amortized, over their estimated useful lives using the straight-line method.

The expected useful lives of the assets are as follows:

Plant & equipment	2-5 years
Leasehold improvements	over the remaining lease term

The residual values and useful lives are reviewed, and adjusted if appropriate, at each statement of financial position date or when there is an indication that they have changed.

A carrying amount is written down immediately to its recoverable amount if the carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing proceeds with carrying amount. These are included in the statement profit or loss and other comprehensive income.

Critical accounting judgements, estimates and assumptions

Estimation of useful lives of assets

The Group determines the estimated useful lives and related depreciation and amortization charges for its property, plant and equipment and finite life intangible assets. The useful lives could change significantly as a result of technical innovations or some other event. The depreciation and amortization charge will increase where the useful lives are less than previously estimated lives, or technically obsolete or non-strategic assets that have been abandoned or sold will be written off or written down.

Notes to the Consolidated Financial Statements

Note 12. Non-current assets - intangible assets

	2018	2017
	US$’000	US$’000

Patent - at cost	50	50
Less: Accumulated amortization	(42)	(23)
	8	27

Capitalized development - at cost	18,845	15,298
Less: Accumulated amortization	(9,775)	(6,976)
	9,070	8,322

Net written down value intangible assets	9,078	8,349

		Capitalized
	Patent	Development	Total
	US$’000	US$’000	US$’000

Balance at 1 January 2017	47	7,673	7,720
Additions	—	3,100	3,100
Amortization expense	(20)	(2,451)	(2,471)
Balance at 31 December 2017	27	8,322	8,349
Additions	—	3,547	3,547
Amortization expense	(19)	(2,799)	(2,818)
Balance at 31 December 2018	8	9,070	9,078

Accounting policy for intangible assets

Development costs

Development costs on an individual project are recognized as an intangible asset when the Group can demonstrate:

•            The technical feasibility of completing the intangible asset so that the asset will be available for use or sale.

•            Its intention to complete and its ability and intention to use or sell the asset.

•            How the asset will generate future economic benefits.

•            The availability of resources to complete the asset.

•            The ability to measure reliably the expenditure during the development.

Notes to the Consolidated Financial Statements

Note 12. Non-current assets - intangible assets (continued)

The costs that are eligible for capitalization of development costs are the following:

•                       Hardware and Software engineers’ compensation for time directly attributable to coding the software.

•                       An allocated amount of direct costs, such as overhead related to programmers and the facilities they occupy.

•                       Costs associated with testing the software for market (i.e. alpha, beta tests).

•                       Borrowing costs.

•                       Patents acquisition and registration costs (patents, application fees, and legal fees).

•                       Other direct developing costs that are incurred to bring the hardware with embedded software to market.

Following initial recognition of the development expenditure as an asset, the asset is carried at cost less any accumulated amortization and accumulated impairment losses. Amortization of the asset begins when development is complete and the asset is available for use. Development costs are amortized on a straight-line basis over the finite life based on the period of expected future sales from the related project which is 5 years. Amortization is recorded in profit or loss.

During the period of development, the asset is tested for impairment annually. At the end of the year, the Group has considered indicators of impairment of the intangible assets and determined there were none.

Patents and trademarks

Significant costs associated with patents and trademarks are deferred and amortized on a straight-line basis over the period of their expected benefit, being their finite life of 5 years.

Critical accounting judgements, estimates and assumptions

Capitalized development costs

The Group capitalizes development costs for a project in accordance with the accounting policy. Initial capitalization of cost is based on management’s judgement that technological and economic feasibility is confirmed. In determining the amounts to be capitalized, management makes assumptions regarding the expected future cash generation of the project, discount rates to be applied and the expected period of the benefits.

Impairment of intangible assets

The Group assesses impairment of intangible assets other than goodwill at each reporting date by evaluating conditions specific to the Group and to the particular asset that may lead to impairment. If an impairment trigger exists, the recoverable amount of the asset is determined. This involves fair value less costs of disposal or value-in-use calculations, which incorporate a number of key estimates and assumptions.

Notes to the Consolidated Financial Statements

Note 13. Current liabilities - trade and other payables

	2018	2017
	US$’000	US$’000

Trade payables	4,522	2,771
Accrued expenses	814	1,621
	5,336	4,392

Accounting policy for trade and other payables

These amounts represent liabilities for goods and services provided to the Group prior to the end of the financial year and which are unpaid. Due to their short-term nature they are measured at amortized cost and are not discounted. The amounts are unsecured and are usually paid within 30 days of recognition.

Note 14. Current provisions - employee benefits

	2018	2017
	US$’000	US$’000

Provision for annual leave	423	341
	423	341
Movement in provision for annual leave:
Opening balance	341	265
Additions	201	198
Leave taken	(119)	(122)
Closing balance	423	341

Accounting policy for employee benefits

Provisions for wages and salaries, including non-monetary benefits and annual leave expected to be settled wholly within 12 months of the reporting date are measured at the amounts expected to be paid when the balances are settled.

Notes to the Consolidated Financial Statements

Note 15. Current provisions - warranty provision

	2018	2017
	US$’000	US$’000

Provision for warranty	110	459
	110	459
Movement in provision for warranty:
Opening balance	459	298
Additions	110	509
Expired warranties	(459)	(348)
Closing balance	110	459

Accounting policy for provisions

The provision represents the estimated warranty claims in respect of products sold which are still under warranty at the reporting date. The provision is estimated based on historical warranty claim information, sales levels and any recent trends that may suggest future claims could differ from historical amounts.

Critical accounting judgements, estimates and assumptions

In determining the level of provision required for warranties the Group has made judgements in respect of the expected performance of the products, the number of customers who will actually claim under the warranty and how often, and the costs of fulfilling the conditions of the warranty. The provision is based on estimates made from historical warranty data associated with similar products and services.

Notes to the Consolidated Financial Statements

Note 16. Borrowings

Borrowings includes the following liabilities carried at amortized cost:

	2018	2017
	US$’000	US$’000
Current
Financial liability with Bridge Bank	—	3,008
	—	3,008

	Square One
	Bank	Bridge Bank	Total
	US$’000	US$’000	US$’000

Balance as at 1 January 2017 (1)	2,482	—	—
Financial liability with Bridge Bank (2)	—	2,500	2,500
Financial liability with Bridge Bank (2)	—	925	925
Interest accrued on facility	58	106	164
Interest paid on facility	(58)	(106)	(164)
Repayment of facility (2)	—	(417)	(417)
Repayment of facility (1)	(2,482)	—	(2,482)
Balance as at 31 December 2017	—	3,008	3,008
Financial liability with Bridge Bank (2)	—	1,917	1,917
Interest accrued on facility	—	152	152
Interest paid on facility	—	(152)	(152)
Repayment of facility (2)	—	(4,925)	(4,925)
Balance as at 31 December 2018	—	—	—

(1)                                 Square One Bank Loan

In July 2015, the Company entered into a Debt Facility Agreement with Square One Bank for $2.5 million for a term of 24 months with an interest rate of the Bank’s prime rate of 1.75% and $1.5 million line of credit with an interest rate of the Bank’s prime rate plus 1%. Interest only payments were required for the first 24 months with a reduction in principal due thereafter.

The Company issued warrants to purchase 43,103 shares of Series C preference shares in connection with the Debt Facility agreement. The warrants were converted to shares prior to the completion of the IPO. Refer Note 17 (a)(3).

The loan was repaid on 4 March 2017.

(2)                                 Bridge Bank Loan

On 31 March 2017, the Company entered into a Debt Facility Agreement with Bridge Bank for a first tranche of $2.5 million and an additional amount of $925,000 subject to the achievement of certain funding milestones which were completed in September 2017. Interest accrued at a per annum rate equal to 2% above the Prime Rate.

Notes to the Consolidated Financial Statements

Note 16. Borrowings (continued)

The Company also held a $ 1.5million AR line of credit with Bridge Bank with an interest rate of the Bank’s prime rate plus 1.25%. The facility term provided interest only payments until 31 August 2017 with repayments of principal and interest for 24 months thereafter.

On 8 January 2018, the Company amended the loan agreement with Bridge Bank, allowing the Company to borrow an aggregate of $4.0 million. An additional advance of $1.9 million was made to the Company on 9 January 2018. The amended agreement acknowledged the Company was not in compliance with their financial covenants as of 30 November 2017 and offered a waiver on the default.

The Bridge Bank loan was secured over all personal property of the Company, whether presently existing or hereafter created or acquired, as per the loan agreement.

The loan was repaid on 31 July 2018 and incurred an early payment fee of $0.12 million.

Accounting policy for Borrowings

Loans and borrowings are initially recognized at the fair value of the consideration received, net of transaction costs. They are subsequently measured at amortized cost using the effective interest method.

Borrowing costs are capitalized as part of the cost of a qualifying asset when it takes a substantial period of time to get ready for its intended use or sale. The Group capitalized borrowing costs for an internally generated intangible asset in the development phase since 2015. The interest capitalization rate is applied only to costs that themselves have been capitalized as development costs.

Note 17. Current liabilities - financial liabilities

	2018	2017
	US$’000	US$’000

Warrant liability at fair value (a)	—	8,082
Preferred stock at fair value (b)	—	30,927
	—	39,009

Notes to the Consolidated Financial Statements

Note 17. Current liabilities - financial liabilities (continued)

(a)                                 Warrants on Issue and Warrant Liability at Fair Value

	Common	Series C	Series D
	Stock B	Preferred	Preferred	Total	Total
	Number	Number	Number	Number	$’000

As at 1 January 2017	21,824,332	43,103	8,520,148	30,387,583	6,959
Converted to common stock (1) (i)	(2,212,822)	—	—	(2,212,822)	(828)
Warrants issued (2) (i)	—	—	193,826	193,826	14
Converted to preferred stock (2) (ii)	—	—	(363,068)	(363,068)	(33)
Fair value remeasurement of warrants on issue	—	—	—	—	1,970
As at 31 December 2017	19,611,510	43,103	8,350,906	28,005,519	8,082

Converted to common stock (1) (ii)	(1,418,734)	—	—	(1,418,734)	(531)
Warrants issued (2) (iii)	—	—	258,435	258,435	24
Warrants bought back on exercise of put option (2) (iv)	—	—	(452,261)	(452,261)	(315)
Converted to preferred stock (2) (v)	—	—	(2,871,502)	(2,871,502)	(261)
Fair value remeasurement of warrants on issue	—	—	—	—	21,615
Shares surrendered for cashless exercise (3)	(13,041)	(35,842)	(2,639,000)	(2,687,883)	—
Converted to common stock (3)	(18,179,735)	(7,261)	(2,646,578)	(20,833,574)	(28,614)
As at 31 December 2018	—	—	—	—	—

(1)                                 Class B Common Stock Warrants

As at 1 January 2017, 21,824,332 shares of Class B Common Stock at an exercise price of $0.001 per share were on issue in connection with secured note financing agreement executed in February 2016. These warrants were exercisable at any time prior to seven years from the issuance date and were valued at their fair value using the Black Scholes model.

(i)                           On 20 January 2017, 2,212,822 Class B Common Stock Warrants were exercised at the exercise price of $0.001 per share. This resulted in a reduction in the fair value of the warrants of $0.83 million.

(ii)                        On 25 January 2018, 1,418,734 Class B Common Stock Warrants were exercised at the exercise price of $0.001 per share, resulting in a reduction in the fair value of the warrants of $0.53 million.

Notes to the Consolidated Financial Statements

Note 17. Current liabilities - financial liabilities (continued)

(2)                                 Series D Preferred Stock Warrants

As at 1 January 2017, 8,520,148 Series D Preferred Stock Warrants to purchase 8,520,148 shares of Series D Preferred Stock were on issue at an exercise price of $0.6965 per share. These warrants were exercisable at any time prior to 6 September 2023 and were valued at their fair value using the Black Scholes model.

(i)                           On 31 March 2017, in connection with the Loan and Security Agreement with Bridge Bank, the Company issued 193,826 of Series D Preferred Stock at an exercise price of $0.6965 per share.

(ii)                        On 24 August 2017, 363,068 Series D Preferred Stock Warrants were exercised at the exercise price of $0.6965 per share. This resulted in a reduction in the fair value of the warrants of $32,955.

(iii)                     On 8 January 2018 and 16 April 2018, the Company issued 172,290 and 86,145 Series D Preferred Stock Warrants (respectively) in connection with the Loan and Security Agreement with Bridge Bank at an exercise price of $0.6965 per share, being the total number of warrants held by Bridge bank to 452,261.

(iv)                    The warrants were exercisable at any time prior to 31 March 2027 and included a put option under which the Company was required to purchase all rights that the holder has for a cash payment in the case of certain events prior to the expiration date and at the request of warrant holder. This put option was exercised by the Bridge Bank and the Company paid $0.315 million to Bridge Bank on 29 June 2018.

(v)                       On 18 May 2018, 2,871,502 Series D Preferred Stock Warrants were exercised at the exercise price of $0.6965 per share. This resulted in a reduction in the fair value of the warrants of $0.26 million.

(3)                                 Automatic exercise of Series C and Series D Preferred Stock Warrants and Class B Common Stock Warrants into shares.

All Series C and Series D Preferred Stock Warrants and Class B Common Stock Warrants in existence immediately prior to the allotment of CDIs under the IPO were converted to Common Stock Shares in the Company in accordance with their terms. Prior to this occurring, all Warrants were converted to Common and Preferred Stock upon completion of a cashless exercise.

Notes to the Consolidated Financial Statements

Note 17. Current liabilities - financial liabilities (continued)

(b)                                 Preferred Stock

	Series Seed	Series A	Series B	Series C	Series D
	Preferred	Preferred	Preferred	Preferred	Preferred	Total	Total
	Stock	Stock	Stock	Stock	Stock	Number	US$000

Balance at 1 January 2017	1,702,416	16,576,103	15,050,939	4,716,784	12,780,219	50,826,462	26,806
Issued on conversion of warrants (1) (i)	—	—	—	—	363,068	363,068	229
Fair value adjustment	—	—	—	—	—	—	3,892

Balance at 31 December 2017	1,702,416	16,576,103	15,050,939	4,716,784	13,143,287	51,189,530	30,927
Issued on conversion of warrants (1) (ii)	—	—	—	—	2,871,502	2,871,502	3,905
Fair value adjustment	—	—	—	—	—	—	38,693
Conversion of Preferred Stock to Common Stock (2)	(1,702,416)	(16,576,103)	(15,050,939)	(4,716,784)	(16,014,789)	(54,061,032)	(73,523)
Balance at 31 December 2018	—	—	—	—	—	—	—

(1)                                 Series D Preferred Stock

(i)                                     On 24 August 2017, 363,068 shares of Series D Preferred Stock were issued with a par value of $0.00001 via conversion of a warrant and cash payment. The fair value of $0.23 million was determined using the Black Scholes model.

(ii)                                  On 18 May 2018, 2,871,502 shares of Series D Preferred Stock were issued with a par value of $0.00001 via conversion of a warrant and cash payment. The fair value of $3.9 million was determined using the Black Scholes model.

(2)                                 Automatic conversion of Series Seed, A, B C, and D Preferred Stock to Common Stock.

All shares of Preferred Stock in existence immediately prior to the allotment of CDIs under the IPO were converted into Common Stock Shares in the Company in accordance with their terms.

Accounting policy for financial liabilities

Common stock warrants and preferred stock warrants are derivatives classified as a financial liability. Preferred stock are financial liabilities designated at fair value through profit or loss considering that the preferred stock conversion feature is an embedded derivative whose value increases with the value of the common stock. Formal valuations have been obtained for these instruments and have been communicated to key management personnel.

During all financial year ends included in the financial statements, the fair value of the common stock warrants, preferred stock warrants and preferred stock is determined using the Black Scholes model, which requires the use of subjective assumptions including volatility, expected term, risk free rate and the fair value of the underlying common stock.

Notes to the Consolidated Financial Statements

Note 17. Current liabilities - financial liabilities (continued)

Promissory notes are initially recognized at the fair value of the consideration received, net of transaction costs. They are subsequently measured at amortized cost using the effective interest method.

Borrowing costs on promissory notes are capitalized as part of the cost of a qualifying asset when it takes a substantial period of time to get ready for its intended use or sale. The Group capitalized borrowing costs for an internally generated intangible asset in the development phase since 2015. The interest capitalization rate is applied only to costs that themselves have been capitalized as development costs.

Critical accounting judgements, estimates and assumptions

Critical accounting judgements are required to be made by management in determining as to whether the above mentioned financial instruments should be classified as debt or equity. The factors entering in to the determination for each instrument are as follows:

Common and preferred stock warrants

The terms of the common stock warrant and preferred stock warrant purchase agreements stipulate that the holder has an option to ‘Net Exercise’ the warrant if the fair market value of one exercise share is greater than the exercise price. If this option is chosen, no cash is paid by the holder on exercise, and a further calculation is performed to determine how many shares the holder is entitled to. As a result of this, the warrants fail the fixed-for-fixed rule with regards to being classified as equity, and as such, have been recognized as a financial liability.

Preferred stock

The terms of the certificate of incorporation (COI) of the Company stipulate that preferred stock holders are entitled to vote, and that they vote together with the common stock holders as a single class, as though they had already converted their preferred stock. The preferred stock holders control the board as a result of this. The COI also stipulates that in the event of any voluntary or involuntary liquidation, deemed liquidation, dissolution, winding up of the Company, the preferred stock holders are entitled to redeem their preferred stock. Given that the preferred stock holders control the board; management have acknowledged that they could force an event which results in liquidation. As a result of this, redemption is at the option of the holder of the instrument, and as such they have been classified as a financial liability.

Notes to the Consolidated Financial Statements

Note 18. Equity - Contributed equity

	2018	2018	2017	2017
	Number	US$’000	Number	US$’000

Shares of Common Stock	110,998,864	170,818	15,056,268	43,263
	110,998,864	170,818	15,056,268	43,263

(a)              Movements in Shares of Common Stock

	Shares
	Number	US$’000

Balance as at 1 January 2017	12,708,006	42,405
Shares issued on exercise of warrants	2,212,822	825
Shares issued on exercise of options	135,440	33
Balance as at 31 December 2017	15,056,268	43,263

Shares issued on exercise of warrants (Note 17 (a))	1,418,734	532
Shares issued on exercise of options (Note 20)	274,424	61
Shares issued on conversion of warrant prior to IPO (1) (Note 17)	20,833,567	28,614
Shares issued on conversion of preferred stock prior to IPO (1) (Note 17(b))	54,061,032	73,523
	91,644,025	145,993
New shares issued on completion of IPO (2)	19,354,839	26,586
Share issue costs related to listing on the ASX	—	(1,761)
Balance as at 31 December 2018	110,998,864	170,818

Terms and conditions of contributed equity

Common Stock

The holders of shares of common stock participate in dividends and the proceeds on the winding up of the Company in proportion to the number of and amounts paid on the shares held. The fully paid shares of common stock have a par value of $0.00001 and the Company has a limited amount of authorized capital of 370,000,000 shares, 250,000,000 of which are designated “Common Stock” and 120,000,000 of which are designated “Preferred Stock”.

The holders of Common Stock are entitled to one vote for each share of common stock held at the meetings of stockholders (and written actions in lieu of meetings). There is no cumulative voting. They are also entitled to receive, when, as and if declared by the Board, out of any assets of the Company legally available therefor, any dividends as may be declared from time to time by the Board.

Notes to the Consolidated Financial Statements

Note 18. Equity - Contributed equity (continued)

In connection with the Company’s IPO of CDIs, with each CDI representing an interest in one share of Common Stock, certain stockholders entered into an escrow agreement with the Company under which the stockholder agreed, among other things, to certain restrictions and prohibitions for a period of time (the “Lock-Up Period”), from engaging in transactions in the shares of Common Stock (including Common Stock in the form of CDIs), shares of Common Stock that may be acquired upon exercise of a stock option, warrant or other right, and shares of Common Stock that arise from such Common Stock (collectively, the “Restricted Securities”). The Restricted Securities shall automatically be converted into shares of Common Prime Stock, on a one for one basis if the Company determines, in its sole discretion, that the stockholder breached any term of the stockholder’s escrow agreement or breached the official listing rules of the ASX relating to the Restricted Securities. Any shares of Common Stock converted to Common Prime Stock under these terms should be automatically converted back into shares of Common Stock, on a one for one basis, upon the earlier to occur of (i) the expiration of the Lock-Up Period in the escrow agreement or the (ii) breach of the listing rules being remedied, as applicable.

(1)                                           Immediately prior to the completion of an IPO on the Australian Securities Exchange, the Company completed the following changes to its capital structure:

a.         Reclassification of existing Class B Common stock as Common Stock

b.         Conversion of the existing Series Seed, A, B, C and D Preferred Stock into shares of Common Stock

c.          Cancellation of warrants where applicable

d.         Automatic exercise of the Series C, Series D and Class B Common Stock warrants into shares of Common Stock.

(2)                                           The Company completed the IPO on the Australian Securities Exchange on 2 July 2018 with the issue of 19,354,839 new shares.

Accounting policy for contributed equity

Shares of common stock are classified as equity.

Incremental costs directly attributable to the issue of new shares, warrants or options are shown in equity as a deduction, net of tax, from the proceeds.

Notes to the Consolidated Financial Statements

Note 19. Capital management

Capital managed by the Board comprises contributed equity totaling $170.82 million (2017: $43.26 million). When managing capital, management’s objective is to ensure the entity continues as a going concern as well as to maintain optimal returns to shareholders and benefits for other stakeholders. Management also aims to maintain a capital structure that ensures the lowest cost of capital available to the entity. Managed capital is disclosed on the face of the statement of financial position and comprises contributed equity and reserves.

Management may adjust the capital structure to take advantage of favorable costs of capital or higher returns on assets. As the market is constantly changing, management may issue new shares or sell assets to raise cash, change the amount of dividends to be paid to shareholders (if at all) or return capital to shareholders.

During the financial year ending 31 December 2018, management did not pay a dividend and does not expect to pay a dividend in the foreseeable future.

The Company encourages employees to be shareholders through the Long Term Incentive Plan.

There were no changes in the Group’s approach to capital management during the year. Risk management policies and procedures are established with regular monitoring and reporting.

Neither the Group nor its subsidiaries are subject to externally imposed capital requirements.

Note 20. Share-based payments

Share based payment reserve

The reserve is used to recognize the value of equity benefits provided to employees, consultants and directors as part of their remuneration, and other parties as part of their compensation for services.

			Share Based
	WAEP	Share options	Payment Reserve
	$	Number	US$’000

Opening reserve 1 January 2017	0.23	11,771,375	1,135
Expense in the period		—	44
Granted	0.34	2,765,500	—
Exercised	0.23	(135,440)	—
Forfeited	0.23	(71,022)	—
Expired	0.23	(498,433)	—
Closing reserve 31 December 2017	0.26	13,831,980	1,179

Expense in the period		—	101
Granted	0.76	1,684,000	—
Exercised	0.22	(274,424)	—
Forfeited	0.31	(350,222)	—
Expired	0.26	(119,947)	—
Closing reserve 31 December 2018	0.31	14,771,387	1,280

Notes to the Consolidated Financial Statements

Note 20. Share-based payments (continued)

Share based payment expense:

	2018	2017
	US$’000	US$’000

Options issued to directors, employee and consultants	101	44
	101	44

The Company grants stock options to its employees, directors, and consultants for a fixed number of shares with an exercise price equal to or greater than the fair value of the common stock at the date of grant and expire no later than 10 years from the date of grant.

The 2003 Equity Incentive Plan expired in 2012 however 27,607 (2017: 27,962) unexercised options are still outstanding as at 31 December 2018.

The 2012 Equity Incentive Plan (the “Plan”) was adopted on 29 June 2012 and authorized the Company to grant incentive stock options and non-statutory stock options to employees, directors, and consultants for up to 20,220,222(2017: 16,720,222) shares of common stock. Incentive Stock Options (ISO) may be granted only to employees. Nonqualified stock options may be granted to employees, directors and consultants. The Company issues new shares of common stock upon the exercise of stock options.

The Share Plan grants are based on employee’s contribution and commitment to the Company over a period of several years plus the ability of the employees to impact and influence the outcome and direction of the organization in the future. The shares under the Share Plan which are not yet vested will be accounted for as non-cash expense over the remainder of the vesting period.

Notes to the Consolidated Financial Statements

Note 20. Share-based payments (continued)

Option Pricing Model

The fair value of the equity-settled share options granted throughout the year is estimated as at the date of grant using a Black Scholes Option Pricing Model.

The following tables list the inputs to the models used for the valuation of options granted in the year ended 31 December 2018.

	Grant date
	15-Feb-18	28-Feb-18	28-Feb-18	29-Mar-18	15-Apr-18	15-Apr-18	1-Oct-18
Number of options issued	25,000	800,000	150,000	84,000	170,000	60,000	395,000

Fair value at measurement date US$	0.158	0.141	0.141	0.216	0.158	0.216	0.79

Share price at grant date US$	0.37	0.37	0.37	0.37	0.37	0.37	2.05

Exercise price US$	0.37	0.37	0.37	0.37	0.37	0.37	2.05

Expected volatility	46%	46%	46%	46%	46%	46%	45%

Vesting conditions	Type 1	Type 4	Type 5	Type 3	Type 1	Type 2	Type 1

Vesting conditions

Type 1                  25% of the options vest 12 months from vesting date, with the remaining 75% vesting on a monthly basis over the following 36 months.

Type 2                  Options vest on a monthly basis over 48 months from vesting start date.

Type 3                  Options vest on a monthly basis over 36 months from vesting start date.

Type 4                  Options vest in four equal tranches subject to (a) the achievement individually of Milestones and each tranche vesting 25% per year on each anniversary of the grant date, and subject to Single-Trigger change of control conditions.

Type 5                  Options vest in two equal tranches subject to achievement of certain Milestones and each tranche vesting 25% per year on each anniversary of the grant date.

The weighted average remaining contractual life for the share options outstanding at 31 December 2018 is 6.34 years (2017: 7.15 years). The weighted average fair value of options granted during the year was $0.31 (2017: $0.05). The range of exercise prices for options outstanding at the end of the current and prior year was $0.1 to $38.35.

The expected dividend yield for all options granted during these periods was nil. The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may not necessarily be the actual outcome.

Notes to the Consolidated Financial Statements

Note 20. Share-based payments (continued)

Accounting policy for share-based payments

The Company provides benefits to employees (including Directors) in the form of share-based payment transactions, whereby employees render services in exchange for shares or rights over shares (equity-settled transactions) via the 2017 Omnibus Incentive Plan (“the Plan”).

The terms of the share options are as determined by the Board. The cost of these equity-settled transactions to employees is measured by reference to the fair value at the date at which they are granted. The fair value is determined by using a Black & Scholes model.

In valuing equity-settled transactions, no account is taken of any vesting conditions, other than conditions linked to the price of the shares of the Company (market conditions) if applicable.

The cost of equity-settled transactions is recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled (the vesting period), ending on the date on which the relevant employees become fully entitled to the award (the vesting date).

At each subsequent reporting date until vesting, the cumulative charge to the statement of profit or loss and other comprehensive income is the product of (i) the grant date fair value of the award; (ii) the current best estimate of the number of awards that will vest, taking into account such factors as the likelihood of employee turnover during the vesting period and the likelihood of non-market performance conditions being met; and (iii) the expired portion of the vesting period.

The charge to the statement of profit or loss and other comprehensive income for the period is the cumulative amount as calculated above less the amounts already charged in previous periods. There is a corresponding credit to equity.

Until an award has vested, any amounts recorded are contingent and will be adjusted if more or fewer awards vest than were originally anticipated to do so. Any award subject to a market condition is considered to vest irrespective of whether or not the market condition is fulfilled, provided that all other conditions are satisfied.

If a non-vesting condition is within the control of the Company or the employee, the failure to satisfy the condition is treated as a cancellation. If a non-vesting condition within the control of neither the Company nor employee is not satisfied during the vesting period, any expense for the award not previously recognized is recognized over the remaining vesting period, unless the award is forfeited.

Critical accounting judgements, estimates and assumptions

The Company measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined by using the Black Scholes option pricing model, using the assumptions noted above. The accounting estimates and assumptions relating to equity-settled share-based payments would have no impact on the carrying amounts of assets and liabilities in the next annual reporting period but may impact expenses and equity.

Notes to the Consolidated Financial Statements

Note 21. Financial instruments - Fair value

Accounting classification and fair values

The Group’s financial instruments consist mainly of deposits with banks, accounts receivable and payable and leases. The directors consider that the fair value of financial assets and liabilities approximate their carrying amounts as at 31 December 2018.

As at 31 December 2017, and immediately prior to listing on 2 July 2018, the Company held Warrants and Preferred Stock which were considered to be a derivative financial instrument and measured at fair value as at those dates based on formation valuations.

The following table shows the carrying amounts of financial assets and financial liabilities measured at fair value, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

	Other			Fair
	financial		Fair value	value	Fair value	Fair value
	liabilities	Total	Level 1	Level 2	Level 3	Total
2018	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000

Warrant liability	—	—	—	—	—	—
Preferred stock liability	—	—	—	—	—	—
Total	—	—	—	—	—	—

	Other			Fair
	financial		Fair value	value	Fair value	Fair value
	liabilities	Total	Level 1	Level 2	Level 3	Total
2017	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000

Warrant liability	8,082	8,082	—	—	8,082	8,082
Preferred stock liability	30,927	30,927	—	—	30,927	30,927
Total	39,009	39,009	—	—	39,009	39,009

Fair values of warrant and preferred stock liabilities do not have quoted prices and have been determined based on professional appraisals that would be classified as Level 3 of the fair value hierarchy as defined in AASB 13 Fair Value Measurement.

Notes to the Consolidated Financial Statements

Note 22. Commitments

	2018	2017
	US$’000	US$’000
Operating Lease commitments
Committed at the reporting date but not recognized as liabilities:
Within one year	168	169
One to five years	126	308
More than five years	—	—
	294	477
Rental expense on operating leases:
Minimum lease payments	168	162

Operating lease commitments includes contracted amounts for warehouses and offices under non-cancellable operating leases expiring within one to three years with, in some cases, options to extend. The lease has various escalation clauses. On renewal, the terms of the lease are renegotiated.

Note 23. Contingent liabilities and contingent assets

The Group has no material contingent liabilities or contingent assets as at 31 December 2018 (2017: Nil).

Note 24. Financial Risk Management

The Group’s activities expose it to a variety of financial risks: market risk (including foreign exchange risk, price risk and interest rate risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the financial performance of the Group. The Group uses different methods to measure different types of risk to which it is exposed. These methods include sensitivity analysis in the case of interest rate and other price risks, ageing analysis for credit risk and liquidity risk.

Risk management is carried out by senior finance executives (“Finance”). Risk management includes identification and analysis of the risk exposure of the Group and appropriate procedures, controls and risk limits. Finance identifies, evaluates and hedges financial risks within the Group’s operating units. Finance reports to the Board on a quarterly basis.

Notes to the Consolidated Financial Statements

Note 24. Financial Risk Management (continued)

The Group financial instruments consist mainly of deposits with banks, accounts receivables and payables, financial liabilities and borrowings.

	2018	2017
	US$’000	US$’000
Financial assets
Cash and cash equivalents	17,489	1,148
Trade and other receivables	3,870	2,563
	21,359	3,711
Financial liabilities
Trade and other payables	5,336	4,392
Financial liabilities	—	39,009
Borrowings	—	3,008
	5,336	46,409

Interest rate risk

The Group’s exposure to interest rate risk occurs through its deposits and borrowings with banks which are exposed to variable interest rates. The Group does not use derivatives to mitigate this exposure. The Group adopts a policy of ensuring that as far as possible it maintains excess cash and cash equivalents in interest bearing accounts.

The average interest rate on cash balances is 0.01% (2017: 0%). The average interest rate on borrowings was 7% at the time the loans were fully repaid on 31 July 2018.

Liquidity Risk

Liquidity Risk arises from the possibility that the Group may encounter difficulty in settling its debt or otherwise meeting its obligations related to financial liabilities. The Group manages liquidity by monitoring forecast cash flows and ensuring that adequate liquid cash balances are maintained.

Notes to the Consolidated Financial Statements

Note 24. Financial Risk Management (continued)

The following are the contractual maturities of financial liabilities, including estimated interest payments and excluding the impact of netting agreements:

				Total
	Less than 6	6 to 12	Between 1	contractual
	months	months	and 2 years	cashflow
2018	US$’000	US$’000	US$’000	US$’000

Trade and other payables	5,336	—	—	5,336
	5,336	—	—	5,336

				Total
	Less than 6	6 to 12	Between 1	contractual
	months	months	and 2 years	cashflow
2017	US$’000	US$’000	US$’000	US$’000

Trade and other payables	4,392	—	—	4,392
Financial liabilities	39,009	—	—	39,009
Borrowings	3,008	—	—	3,008
	46,409	—	—	46,409

Credit Risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Group’s cash and cash equivalents and receivables from customers.

Cash and cash equivalents

The Group limits its exposure to credit risk by only investing in liquid securities and only with counterparties that have an acceptable credit rating.

Trade and other receivables

The Group operates primarily in developing, manufacturing and selling of high-performance gas flow controllers and has trade receivables. There is risk that these receivables may not be recovered and the Group monitors its receivables balances and collections on a monthly basis to mitigate any risk. The Group monitors the expected credit loss model and values trade and other receivables accordingly (see Note 8).

Notes to the Consolidated Financial Statements

Note 24. Financial Risk Management (continued)

Set out below is the information about the credit risk exposure on the Group’s trade and other receivables.

	Trade and other receivables
	<30 days	30-60 days	61-90 days	>91 days	Total
2018
Estimated total gross carrying amount	1,335	1,295	639	601	3,870

2017
Estimated total gross carrying amount	887	1,003	374	299	2,563

Currency Risk

The Group is exposed to fluctuations in foreign currencies arising from the purchase of goods and services in currencies other than the transacting entity’s functional currency.

The Group completed its listing on the ASX during the year, raising capital and incurring IPO related transactions in Australian dollars (AUD). Funds raised were converted to USD to limit exposures to currency fluctuations.

Operations commenced in the Republic of Korea near the end of the year resulting in transactions being incurred in South Korean Won. As a result, the Group’s statement of financial position can be affected by movements in the USD/KRW exchange rate when translating to the USD functional currency, however this is considered negligible.

Note 25. Related party transactions

Subsidiaries

The Consolidated financial statements include the financial statements of Pivotal Systems Corporation and the following subsidiaries:

	Country of	Beneficial interest
Name	incorporation	2018	2017
Pivotal Systems Korea, Ltd (1)	Republic of Korea	100%	—
Pivotal SaleCo, Inc. (2)	United States of America	100%	—

(1)                         Pivotal Systems Korea, Ltd., was incorporated in South Korea on 16 March 2018 and will be responsible for administration and logistics in relation to shipments from the new Korean Compart manufacturing facility.

(2)                         Pivotal SaleCo, Inc. was incorporated in the State of Delaware in the United States on 14 May 2018 for the purpose of facilitating the sell down of certain existing shares held by the shareholders of the parent Company under the IPO.

Notes to the Consolidated Financial Statements

Note 25. Related party transactions (continued)

Key management personnel

The following persons were identified as key management personnel of Pivotal during the financial year ended 31 December 2018:

John Hoffman	Executive Chairman and Chief Executive Officer
Dr. Joseph Monkowski	Executive Director and Chief Technical Officer
Ryan Benton	Independent Non-Executive Director
Kevin Landis	Non-Executive Director
David Michael	Non-Executive Director
Peter McGregor	Independent Non-Executive Director
Omesh Sharma	Chief Financial Officer

Compensation

The aggregate compensation made to key management personnel of the Group is set out below:

	Short term
	employee	Post employee
	benefits	benefits
	(Salary and	(401k & other	Share based	Total
	fees)	benefits)	payment	2018
2018	US$	US$	US$	US$

John Hoffman	325,000	45,613	10,379	380,992
Dr. Joseph Monkowski	275,000	38,171	10,379	323,550
Ryan Benton	50,000	—	14,119	64,119
Kevin Landis	—	—	—	—
David Michael	—	—	—	—
Peter McGregor	23,975	—	—	23,975
Omesh Sharma	255,000	45,510	6,919	307,429
	928,975	129,294	41,796	1,100,065

	Short term
	employee	Post employee
	benefits	benefits
	(Salary and	(401k & other	Share based	Total
	fees)	benefits)	payment	2017
2017	US$	US$	US$	US$

John Hoffman	325,000	24,271	583	349,854
Dr. Joseph Monkowski	275,000	17,160	583	292,743
Ryan Benton	—	—	6,971	6,971
Kevin Landis	—	—	—	—
David Michael	—	—	—	—
Omesh Sharma	255,000	31,040	389	286,429
	855,000	72,471	8,526	935,997

Notes to the Consolidated Financial Statements

Note 25. Related party transactions (continued)

Shares and other equity instruments held by key management personnel

The table below notes the common shares and options held directly or indirectly by the directors and other key management personnel of the Company:

	Common		Common
	Stock	Options	Stock	Options
	Direct		Indirect
John Hoffman	1,441,870	3,348,659	—	—
Dr. Joseph Monkowski	1,445,683	3,339,089	—	—
Ryan Benton	195,000	201,000	—	—
Kevin Landis (1)	—	—	231,535	—
David Michael	—	—	—	—
Peter McGregor	—	—	—	—
Omesh Sharma	1,041,870	2,021,357	—	—
	4,124,423	8,910,105	231,535	—

(1)                                 Common stock held by Silicon Valley Investor Holdings Pty Ltd, of which Kevin Landis is the majority shareholder.

Share options granted to key management personnel

		2018	2017
		Number	Number
	Class of underlying shares	Granted	Granted
John Hoffman (1)	Ordinary	300,000	300,000
Dr. Joseph Monkowski (1)	Ordinary	300,000	300,000
Ryan Benton	Ordinary	84,000	—
Omesh Sharma (1)	Ordinary	200,000	200,000
		884,000	800,000

(1)                                 Options issued in the current year include specific performance conditions – refer Note 20.

Other related parties

Other related parties identified by the Group comprise:

•                  Firsthand Venture Investors, a substantial shareholder of the Company, represented on the board of directors by its nominee, Kevin Landis;

•                  Anzu Partners LLC, a company of which David Michael is a partner and director;

•                  Anzu Pivotal, LLC, a substantial shareholder of the Company, and Anzu Industrial Capital Partners LP, both of which David Michael is a partner and director; and

•                  Silicon Valley Investor Holdings Pty Ltd, a company which is controlled by Kevin Landis.

Notes to the Consolidated Financial Statements

Note 25. Related party transactions (continued)

Transactions with related parties

Anzu Partners, LLC, an entity of which David Michael is a director, provided US based public relation services to the Group totaling $30,250 during the current year (2017: $Nil).

Receivable from and payable to related parties

Payables of $25,000 were owed to Ryan Benton as at 31 December 2018.

There were no trade receivables from or trade payables to related parties at the current and previous reporting dates.

Loans to/from related parties

There were no loans to or from related parties at the current and previous reporting dates.

Pivotal SaleCo, Inc. transaction

As part of the IPO, Pivotal SaleCo, Inc. acquired 9,430,169 existing shares from certain shareholders of Pivotal Systems Corporation (“Selling Shareholders”) and transferred the shares to successful applicants under the IPO at the offer price of A$1.86. The price paid by Pivotal SaleCo to the selling shareholders was equal to the Offer Price of A$1.86 less sale costs of 4.5% of sale proceeds.

Financial instrument balances held with related parties

All financial instrument balances reported at 31 December 2017 were extinguished with the conversion or exercise of preferred stock and warrants to common shares prior to or on 2 July 2018.

			Number of	Number of
		Financial	instruments	instruments
	Nature of related	instrument	held	held
Related party name	party relationship	type	31 Dec 2018	31 Dec 2017
Firsthand Venture Investors	Nominee director	Preferred stock	—	33,508,691

Omesh Sharma	Key management personnel	Preferred stock	—	141,870

John Hoffman	Director	Preferred stock	—	141,870

Dr. Joseph Monkowski	Director	Preferred stock	—	141,870

Anzu Pivotal LLC	Directors in common	Preferred stock	—	4,307,251

Anzu Industrial Capital Partners LP	Directors in common	Preferred stock	—	2,128,101

Firsthand Venture Investors	Nominee director	Common stock warrants	—	18,180,475

Anzu Industrial Capital Partners LP	Directors in common	Common stock warrants	—	1,418,734

Anzu Pivotal LLC	Directors in common	Preferred stock warrants	—	2,871,502

Firsthand Venture Investors	Nominee director	Preferred stock warrants	—	4,158,654

Notes to the Consolidated Financial Statements

Note 26. Events after the reporting period

The new manufacturing facility in South Korea has been audited and approved for operation by major OEM and IDM customers. Operations commenced late January 2019.

No other matter or circumstance has arisen since 31 December 2018 that has significantly affected, or may significantly affect the Group’s operations, the results of those operations, or the Group’s state of affairs in future financial years.

Note 27. Auditor’s remuneration

During the financial year, the following fees were paid or payable for audit and other services provided by BDO East Coast Partnership and BDO affiliates.

	2018	2017
	US$	US$
Audit services
Audit or review of the financial statements	123,834	27,650
Non-audit services
Taxation services	8,906	8,906
Due diligence services related to Initial Public Offering	209,216	—
	341,956	36,556
Services provided by BDO affiliates:
Auditing or reviewing the financial statements	—	60,000
Taxation services	—	31,340
	341,956	127,896

Notes to the Consolidated Financial Statements

Note 28. Parent Entity Information

	2018	2017
	US$’000	US$’000
Current assets	28,040	8,517
Non-current assets	9,389	8,699
Total assets	37,429	17,216
Current liabilities	5,869	47,209
Non-current liabilities	—	—
Total liabilities	5,869	47,209

Net assets/(liabilities)	31,560	(29,993)

Contributed equity	170,818	43,263
Share based payment reserve	1,280	1,179
Accumulated losses	(140,538)	(74,435)

Total shareholders’ equity	31,560	(29,993)

Loss of the parent entity	(66,103)	(9,817)
Total comprehensive income of the parent entity	(66,103)	(9,817)

The parent entity has no contingent liabilities at the end of the financial year (2017: Nil).

No guarantees have been entered into by the parent entity in relation to the debts of its subsidiaries as a 31 December 2018 or 31 December 2017.

Directors’ Declaration

In accordance with a resolution of the directors of Pivotal Systems Corporation, the directors of the Company declare that:

1.              The financial statements and notes thereto, comply with Australian Accounting Standards;

2.              The financial statements and notes thereto, give a true and fair view of the Group’s financial position as at 31 December 2018 and of the performance for the year ended on that date; and

3.              In the directors’ opinion there are reasonable grounds to believe that Pivotal Systems Corporation will be able to pay its debts as and when they become due and payable.

On behalf of the directors

/s/ John Hoffman

John Hoffman
Executive Chairman and Chief Executive Officer

26 February 2019 (Fremont PST), 27 February 2019 (Sydney AEST)

Tel: +61 2 9251 4100	Level 11, 1 Margaret St
Fax: +61 2 9240 9821	Sydney NSW 2000
www.bdo.com.au	Australia

INDEPENDENT AUDITOR’S REPORT

To the members of Pivotal Systems Corporation

Report on the Audit of the Financial Report

Opinion

We have audited the financial report of Pivotal Systems Corporation (the Company) and its subsidiaries (the Group), which comprises the consolidated statement of financial position as at 31 December 2018, the consolidated statement of profit or loss and other comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the year then ended, and notes to the financial report, including a summary of significant accounting policies and the directors’ declaration.

In our opinion the accompanying financial report presents fairly, in all material respects, the Group’s financial position as at 31 December 2018 and of its financial performance and its cash flows for the year then ended in accordance with Australian Accounting Standards.

Basis for opinion

We conducted our audit in accordance with Australian Auditing Standards. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the Financial Report section of our report. We are independent of the Group in accordance with the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (the Code) that are relevant to our audit of the financial report in Australia. We have also fulfilled our other ethical responsibilities in accordance with the Code.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key audit matters

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the financial report of the current period. These matters were addressed in the context of our audit of the financial report as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

BDO East Coast Partnership ABN 83 236 985 726 is a member of a national association of independent entities which are all members of BDO Australia Ltd ABN 77 050 110 275, an Australian company limited by guarantee. BDO East Coast Partnership and BDO Australia Ltd are members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms. Liability limited by a scheme approved under Professional Standards Legislation, other than for the acts or omissions of financial services licensees.

Revenue Recognition

Key audit matter

As disclosed in the revenue recognition accounting policy in Note 2, the Group’s revenue is derived primarily from the sale of gas flow controllers with revenue being recognised at a point in time when the customer obtains control of the Group’s product which typically occurs upon the delivery to the customer.

The recognition of revenue is a key performance indicator to the users of the financial statements and as such is of high interest to stakeholders.

Due to these factors and the overall significance of revenue to the Group, we considered this matter to be significant to our audit.

How the matter was addressed in our audit

To determine whether revenue was appropriately accounted for and disclosed within the financial statements, we undertook, amongst others, the following audit procedures:

•                  Evaluated the revenue recognition policies for all material sources of revenue and from our detailed testing performed below, ensured that revenue was being recognised appropriately, in line with Australian Accounting Standards and policies disclosed within the financial statements.

•                  Substantively tested a sample of revenue transactions throughout the financial year, tracing sales invoices to supporting sales documentation, shipping documentation and cash receipts. This included ensuring that revenue was recognised in accordance with the requirements of AASB 15: Revenue from Contracts with Customers.

•                  Performing detailed cut-off testing to ensure that revenue transactions around the year end had been recorded in the correct period including obtaining customer confirmations where required.

Conversion of Debt Instruments on Completion of Initial Public Offering (‘IPO’)

Key audit matter

During the year, as disclosed in Notes 3 and 17, the Group recognised a fair value loss of $61,976,000 upon conversion of the Group’s outstanding debt instruments (Preferred Stock and Warrants) to equity following the completion of an IPO transaction.

Our focus in relation to this matter was to ensure that all the outstanding debt instruments had been correctly accounted for and measured at the appropriate fair value at the date of conversion. We considered this area to be significant to our audit due to the one-off nature and overall impact of this transaction on the Group’s reported result for the financial year.

How the matter was addressed in our audit

To determine whether the conversion of the Group’s outstanding debt instruments had been appropriately reflected in the financial statements, we undertook, amongst others, the following audit procedures:

•                  Reviewed the third party valuation of the debt instruments immediately prior to IPO, including assessing the accuracy of inputs included within the valuation.

•                  Agreed the outstanding debt instruments and any additions and / or early conversions during the financial year to supporting documentation.

•                  Reviewed and re-performed management’s calculation of the fair value movement of the debt instruments on conversion and agreed the underlying journal entries to the general ledger.

•                  Evaluated the adequacy and accuracy of the disclosure of the conversion of the debt instruments within the financial statements.

Existence and Valuation of Inventory

Key audit matter

As disclosed in Note 9, the Group held inventories of $6,347,000 as at 31 December 2018, which consisted of a combination of raw materials, work in progress and finished goods.

This matter was considered significant to our audit given the relative size of the balance in the consolidated statement of financial position, the estimates and judgements involved in assessing net realisable value and the significant effort required in auditing this balance.

How the matter was addressed in our audit

In assessing the existence and carrying value of the Group’s inventory, we undertook, amongst others, the following audit procedures:

•                  Attended the year end stock-take in order to validate the existence and condition of inventories held.

•                  Obtained third party confirmation to validate inventories held on consignment.

•                  Performed detailed testing of a sample of goods despatched and goods received to ensure the transactions around the year end were recorded in the correct period.

•                  Selected a sample of inventory items to ensure inventory was recorded at the lower of cost and net realisable value, by reference to recent sales.

•                  Evaluated the inventory obsolescence provision through consideration of the composition of inventory on hand, historic sales trends and repair costs.

Other information

The directors are responsible for the other information. The other information comprises the information in the Group’s Annual Report for the year ended 31 December 2018, but does not include the financial report and the auditor’s report thereon.

Our opinion on the financial report does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial report, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial report or our knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of the directors for the Financial Report

The directors of the Company are responsible for the preparation and fair presentation of the financial report in accordance with Australian Accounting Standards and for such internal control as the directors determine is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error.

In preparing the financial report, the directors are responsible for assessing the ability of the Group to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Auditor’s responsibilities for the audit of the Financial Report

Our objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report.

A further description of our responsibilities for the audit of the financial report is located at the Auditing and Assurance Standards Board website (http://www.auasb.gov.au/Home.aspx) at:http://www.auasb.gov.au/auditors_responsibilities/ar1.pdf

This description forms part of our auditor’s report.

BDO East Coast Partnership

BDO

/s/ Martin Coyle

Martin Coyle
Partner

Sydney, 27 February 2019

Additional Shareholder Information

SHAREHOLDER INFORMATION AS AT 18 JANUARY 2019

Additional Shareholder Information required by the Australian Securities Exchange Limited (ASX) Listing Rules is set out below.

In accordance with the 3rd edition ASX Corporate Governance Council’s Principles and Recommendations, the 2018 Corporate Governance Statement, as approved by the Board, is available on the Company’s website at: https://www.pivotalsys.com/investors. The Corporate Governance Statement sets out the extent to which Pivotal has followed the ASX Corporate Governance Council’s 29 Recommendations during the 2018 financial year.

The Company has issued a total of 110,998,864 fully paid shares of common stock (Shares) which equates to 110,998,864 Chess Depository Receipts (CDIs). In accordance with the Company’s Replacement Prospectus dated 22 June 2018, 1 CDI equates to 1 Share. As at the date of this report, 28,785,008 CDIs are issued and held by 496 CDI holders which represents 28,785,008 Shares. 82,213,856 Shares are held by 47 shareholders who have not elected to hold Company securities in the form of CDIs.

1.     Substantial shareholders

The number of securities held by substantial shareholders and their associates as advised to the ASX are set out below:

Fully Paid Ordinary Shares

	Number	Number
Name	Shares	CDIs	%
LHC Capital Partners Pty Ltd	9,794,592	9,794,592	8.82%

2.     Number of security holders and securities on issue

Pivotal has issued the following securities:

(a)   82,213,856 fully paid ordinary shares held by 47 shareholders;

(b)   28,785,008 CDIs held by 496 CDI holders; and

(c)   14,771,383 unlisted options held by 45 option holders.

Details of the Top 20 Shareholders are set out in section 6 below.

3.     Voting rights

Ordinary shares

At a meeting of the Company’s stockholders, every stockholder present, in person or by proxy is entitled to one vote for each share held on the record date for the meeting on all matters submitted to a vote of stockholders.

CDIs

CDI holders are entitled to one vote for every one CDI they hold.

Options

Option holders do not have any voting rights on the options held by them.

Distribution of security holders

	Fully Paid Shares of Common Stock
Category	Total Shareholders	Number of Shares	%
1 - 1,000	15	1,038	0.00
1,001 - 5,000	3	10,522	0.01
5,001 - 10,000	2	15,624	0.01
10,001 - 100,000	10	435,774	0.39
100,001 and over	18	110,535,906	99.59
Total	48	110,998,864	100.00

	Chess Depositary Interests (CDIs)
Category	Total CDI Holders	Number of CDIs	%
1 - 1,000	145	80,456	0.28
1,001 - 5,000	149	404,077	1.40
5,001 - 10,000	95	718,687	2.50
10,001 - 100,000	94	1,920,144	6.67
100,001 and over	13	25,661,644	89.15
Total	496	28,785,008	100.00

	Unquoted Options
Category	Total Option Holders	Number of Options	%
1 -1,000	8	2,265	0.02%
1,001 - 5,000	2	7,161	0.05%
5,001 - 10,000	6	49,099	0.33%
10,001 - 100,000	21	917,076	6.21%
100,001 and over	18	13,795,782	93.40%
Total	55	14,771,383	100.00%

Note that the Unquoted Options as stated above have various exercise prices and expiry dates.

4.     Unmarketable parcel of shares

The number of CDI Holders holding less than a marketable parcel of CDIs (being A$500) is 42 based on the Company’s closing CDI price of A$1.46, on 18 January 2019.

5.              Twenty largest shareholders of quoted equity securities

Chess Depositary Interests

Details of the 20 largest CDI Holders by registered CDI holding are as follows.

	Name	No. of CDIs	%
1	UBS NOMINEES PTY LTD	7,118,850	24.73
2	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	5,342,257	18.56
3.	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED - A/C 2	5,039,982	17.51
4	BNP PARIBAS NOMINEES PTY LTD	2,173,310	7.55
5	J P MORGAN NOMINEES AUSTRALIA PTY LIMITED	1,708,590	5.94
6	NATIONAL NOMINEES LIMITED	1,470,489	5.11
7	BNP PARIBAS NOMS PTY LTD	1,226,438	4.26
8	AMP LIFE LIMITED	492,643	1.71
9	BT PORTFOLIO SERVICES LIMITED	312,524	1.09
10	TOKYO ELECTRON EUROPE LIMITED	268,818	0.93
11	SILICON VALLEY INVESTOR HOLDINGS PTY LTD	231,535	0.80
12	WASHINGTON H SOUL PATTINSON AND COMPANY LIMITED	141,462	0.49
13	TRIPLE IMAGE FILMS PTY LIMITED	134,746	0.47
14	INVIA CUSTODIAN PTY LIMITED	85,640	0.30
15	KRUGER PARK PTY LTD	57,634	0.20
16	MRS ANNE ELIZABETH CRABB	52,674	0.18
17	CHAMP 7 PTY LTD	50,000	0.17
17	AWM NOMINEES PTY LTD	50,000	0.17
18	MERRILL LYNCH (AUSTRALIA) NOMINEES PTY LIMITED	45,978	0.16
19	AILA HEIGHTS PTY LTD	38,000	0.13
19	MISS JODI CLUES	38,000	0.13
20	MS CANDICE KEANLY	37,428	0.13
	Total	26,116,998	90.73
	Balance of register	2,668,010	9.27
	Grand total	28,785,008	100.00

Fully Paid Ordinary Shares of Common Stock

Details of the 20 largest Shareholders by registered shareholding are as follows.

		No. of
	Name	Shares	%
1	FIRSTHAND VENTURE INVESTORS	53,758,441	48.43
2	CHESS DEPOSITORY NOMINEES PTY LIMITED	28,785,008	25.93
3.	ENTERPRISE PARTNERS MANAGEMENT LLC	7,677,125	6.92
4	ANZU PIVOTAL LLC	7,178,753	6.47
5	MARK F FITZGERALD MARK F FITZGERALD LIVING	3,095,865	2.79
6	ANZU INDUSTRIAL CAPITAL PARTNERS LP	2,875,420	2.59
7	JOSEPH MONKOWSKI	1,445,683	1.30
8	JOHN HOFFMAN	1,441,870	1.30
9	OMESH SHARMA	1,041,870	0.94
10	MICHAEL FITZGERALD	946,266	0.85
11	AICP LIMITED	671,415	0.60
12	HOSEUNG CHANG HS INC 13	388,670	0.35
13	SANFORD MICHAEL JOHNSON	388,593	0.35
14	RYAN BENTON	195,000	0.18
15	ADAM MONKOWSKI AND MELANIE A GOSSHEIDER	170,972	0.15
16	RAJBINDER BAINS	170,000	0.15
17	SURINDERPAL BAINS	170,000	0.15
18	CARTER CRUM	134,955	0.12
19	TRAVIS OWENS	100,000	0.09
20	JOSEPH BRONSON	83,146	0.07
	Total	110,719,052	99.75
	Balance of register	279,812	0.25
	Grand total	110,998,864	100.00

Subject to rounding

6.              The name of the entity’s secretary (in the case of a trust, the name of the responsible entity and its secretary).

The Company has not formally appointed a Company Secretary. Naomi Dolmatoff has been appointed as the Company’s ASX Representative pursuant to ASX Listing Rule 12.6.

7.              The address and telephone number of the Company’s registered office in Australia; and of its principal administrative office.

The Company is incorporated in the State of Delaware, United States of America.

The Company’s registered office in the USA is:

C/- Incorporating Services Ltd, 3500 South Dupont Highway, Dover, Delaware 19901 USA

The Company’s Principal place of business is:

Suite 100, 48389 Fremont Blvd, Fremont, CA 94538 USA.

T: +1 (510) 770 9125

The Company’s registered Australian office is:

Company Matters Pty Ltd

Level 12, 680 George Street, Sydney NSW 2000

T: +61 (02) 8280 7355

8.              The address and telephone number of each office at which a register of securities, register of depositary receipts or other facilities for registration of transfers is kept.

American Stock Transfer and Trust Company, LLC

6201, 15th Avenue

Brooklyn, NY 11219 USA

Telephone: +1 (718) 921 8386

Link Market Services

Level 12, 680 George Street

Sydney NSW 2000 Australia

T: +61 1300 554 474

9.     The Company’s Securities are not traded on any other exchange other than the ASX.

10.       The number and class of restricted securities or securities subject to voluntary escrow that are on issue and the date that the escrow period ends is set out as follows:

	Number of
Class	Securities	Escrow Period
ASX Restricted - shares	40,905,438	To be held in escrow for 24 months from the date of commencement of official quotation.

ASX Restricted - unquoted options	6,888,748	To be held in escrow for 24 months from the date of commencement of official quotation.

Voluntary Restricted - shares Voluntary Restricted - unquoted options	40,266,548 5,466,278

20% of the voluntary restricted shares and voluntary unquoted options for a total of 8,771,172 securities to be held in escrow until the day following the release of the Company’s Appendix 4E preliminary financial results for the year ending 31 December 2018.

35% of voluntary restricted shares and voluntary unquoted options for a total of 15,349,557 securities to be held in escrow until the day following the release of the Company’s Appendix 4D Half Year Report for the 6 month period ended 30 June 2019.

45% of voluntary restricted shares and voluntary unquoted options for a total of 21,612,097 securities to be held in escrow until the day following the release of the Company’s Appendix 4E preliminary financial results for the year ended 31 December 2019.

Voluntary Restricted - shares	1,041,870	Subject to escrow for a period of 24 months commencing on the date on which official quotation by ASX of the Company’s CDIs commences.

Voluntary Restricted - unquoted options	2,021,357	Subject to escrow for a period of 24 months commencing on the date on which official quotation by ASX of the Company’s CDIs commences.

Note: Official quotation of the Company’s CDIs occurred on 2 July 2018.

11.  Review of operations and activities

A detailed review of operations and activities is reported in the 2018 Annual Report.

12.  On market buy-back

There is no current on market buy-back.

13.  Statement regarding use of cash and assets.

During the period between 2 July 2018 and 31 December 2018, the Company has used its cash and assets readily convertible to cash that it had at the time of ASX admission in a way consistent with its business objectives set out in the Prospectus dated 22 June 2018.

14.  Other

Pivotal is not subject to Chapters 6, 6A, 6B and 6C of the Corporations Act 2001 (Cth) dealing with the acquisition of its shares (including substantial holdings and takeovers).

Anti-takeover provisions of Delaware Law, Certificate of Incorporation and Bylaws

Provisions of the Delaware General Corporation Law, the Company’s Certificate of Incorporation and the Company’s Bylaws could make it more difficult to acquire the Company by means of a tender offer (takeover), a proxy contest or otherwise, or to remove incumbent officers and Directors of the Company. These provisions (summarised below) could discourage certain types of coercive takeover practices and takeover bids that the Board may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with the Board. The Company believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

The Company’s bylaws do not contain any limitations on the acquisition of securities, except that clause 9 of Article XI, Section 11.1. of the bylaws provides as follows:

“The Corporation may refuse to acknowledge or register any transfer of shares of the Corporation’s capital stock (including shares in the form of CDIs) held or acquired by a stockholder (including shares of the Corporation’s capital stock that may be acquired upon exercise of a stock option, warrant or other right) or shares of the Corporation’s capital stock which attach to or arise from such shares which are not made:

a.              in accordance with the provisions of Regulation S of the Securities Act of 1933 (U.S.), as amended to date and the rules and regulations promulgated thereunder (the “U.S. Securities Act”) (Rule 901 through Rule 905 and preliminary notes);

b.              pursuant to registration under the U.S. Securities Act; or

c.               pursuant to an available exemption from registration.”